                  AGREEMENT AND PLAN OF MERGER

                     DATED AS OF May 1, 1994

                          By and Among



               CONSECO CAPITAL PARTNERS II, L.P.,


                   CCP II ACQUISITION COMPANY



                               and



                    THE STATESMAN GROUP, INC.


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                        TABLE OF CONTENTS

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ARTICLE I      DEFINITIONS

     1.1       Definitions . . . . . . . . . . . . . . . .      6


ARTICLE II     THE MERGER

     2.1       The Merger. . . . . . . . . . . . . . . . .      6
     2.2       Effective Time. . . . . . . . . . . . . . .      7
     2.3       Effects of the Merger . . . . . . . . . . .      7
     2.4       Certificate of Incorporation. . . . . . . .      7
     2.5       By-Laws . . . . . . . . . . . . . . . . . .      8
     2.6       Directors . . . . . . . . . . . . . . . . .      8
     2.7       Officers. . . . . . . . . . . . . . . . . .      8
     2.8       Conversion of Shares, Preferred, Stock,
               Options and SARs. . . . . . . . . . . . . .      8
     2.9       Contingent Payment Rights . . . . . . . . .      9
     2.10      Appraisal Shares. . . . . . . . . . . . . .     20
     2.11      Conversion of CCP II Acquisition
               Common Stock. . . . . . . . . . . . . . . .     20
     2.12      Shareholders' Meeting . . . . . . . . . . .     20
     2.13      Exchange of Shares. . . . . . . . . . . . .     22
     2.14      Closing . . . . . . . . . . . . . . . . . .     23


ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     3.1       Organization of the Company and
               its Subsidiaries. . . . . . . . . . . . . .     24
     3.2       Authority of the Company. . . . . . . . . .     24
     3.3       Capital Stock . . . . . . . . . . . . . . .     25
     3.4       Subsidiaries. . . . . . . . . . . . . . . .     25
     3.5       Conflicts or Violations . . . . . . . . . .     26
     3.6       SAP Statements. . . . . . . . . . . . . . .     27
     3.7       Reserves. . . . . . . . . . . . . . . . . .     27
     3.8       SEC Documents; No Undisclosed
               Liabilities . . . . . . . . . . . . . . . .     28
     3.9       Absence of Changes. . . . . . . . . . . . .     28
     3.10      Taxes . . . . . . . . . . . . . . . . . . .     30
     3.11      Litigation. . . . . . . . . . . . . . . . .     31
     3.12      Compliance With Laws. . . . . . . . . . . .     32
     3.13      Benefit Plans, ERISA. . . . . . . . . . . .     32
     3.14      Properties. . . . . . . . . . . . . . . . .     33
     3.15      Contracts . . . . . . . . . . . . . . . . .     33
     3.16      Insurance Issued by Insurance
               Subsidiaries. . . . . . . . . . . . . . . .     34
     3.17      Licenses and Permits. . . . . . . . . . . .     34

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     3.18      Actuarial Report. . . . . . . . . . . . . .    35
     3.19      Opinion of Financial Adviser. . . . . . . .    35
     3.20      Brokers . . . . . . . . . . . . . . . . . .    35
     3.21      Proxy Statement . . . . . . . . . . . . . .    35


ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF CCP II AND
               CCP II ACQUISITION

     4.1       Organization of CCP II and
               CCP II Acquisition. . . . . . . . . . . . .    36
     4.2       Authority of CCP II and
               CCP II Acquisition. . . . . . . . . . . . .    36
     4.3       Conflicts or Violations . . . . . . . . . .    36
     4.4       Litigation. . . . . . . . . . . . . . . . .    38
     4.5       Financing . . . . . . . . . . . . . . . . .    38
     4.6       No Regulatory Disqualifiers . . . . . . . .    38
     4.7       Brokers . . . . . . . . . . . . . . . . . .    38
     4.8       Proxy Statement . . . . . . . . . . . . . .    38


ARTICLE V      COVENANTS OF THE COMPANY

     5.1       Regulatory and Other Approvals. . . . . . .    38
     5.2       HSR Filings . . . . . . . . . . . . . . . .    39
     5.3       Investigation by CCP II . . . . . . . . . .    39
     5.4       No Negotiations, etc. . . . . . . . . . . .    39
     5.5       Conduct of Business . . . . . . . . . . . .    40
     5.6       Financial Statements, Reports and
               SEC Filings . . . . . . . . . . . . . . . .    41
     5.7       Investments . . . . . . . . . . . . . . . .    42
     5.8       Employee Matters. . . . . . . . . . . . . .    42
     5.9       No Charter Amendments . . . . . . . . . . .    43
     5.10      No Issuance of Securities . . . . . . . . .    43
     5.11      No Dividends. . . . . . . . . . . . . . . .    43
     5.12      No Disposal of Property . . . . . . . . . .    44
     5.13      No Breach or Default. . . . . . . . . . . .    44
     5.14      No Indebtedness . . . . . . . . . . . . . .    44
     5.15      No Acquisitions . . . . . . . . . . . . . .    44
     5.16      Resignations of Directors . . . . . . . . .    44
     5.17      Tax Matters . . . . . . . . . . . . . . . .    44
     5.18      Appraisal Rights. . . . . . . . . . . . . .    45
     5.19      The ESOP. . . . . . . . . . . . . . . . . .    45
     5.20      Notice. . . . . . . . . . . . . . . . . . .    46






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ARTICLE VI     COVENANTS OF CCP II AND CCP II ACQUISITION

     6.1       Regulatory and Other Approvals. . . . . . .    46
     6.2       HSR Filings . . . . . . . . . . . . . . . .    46
     6.3       Notice. . . . . . . . . . . . . . . . . . .    46
     6.4       Indemnification . . . . . . . . . . . . . .    47
     6.5       Employment Continuation Agreements. . . . .    48
     6.6       Guarantee of Performance. . . . . . . . . .    49
     6.7       The ESOP. . . . . . . . . . . . . . . . . .    49


ARTICLE VII    CONDITIONS TO OBLIGATIONS OF CCP II AND
               CCP II ACQUISITION

     7.1       Representations and Warranties. . . . . . .    50
     7.2       Performance . . . . . . . . . . . . . . . .    50
     7.3       Officer's Certificates. . . . . . . . . . .    50
     7.4       HSR Act Approval. . . . . . . . . . . . . .    51
     7.5       No Injunction . . . . . . . . . . . . . . .    51
     7.6       Consents, Authorizations, etc.. . . . . . .    51
     7.7       Appraisal Shares. . . . . . . . . . . . . .    51


ARTICLE VIII   CONDITIONS TO OBLIGATIONS OF COMPANY

     8.1       Representations and Warranties. . . . . . .    51
     8.2       Performance . . . . . . . . . . . . . . . .    52
     8.3       Officer's Certificates. . . . . . . . . . .    52
     8.4       HSR Act Approval. . . . . . . . . . . . . .    52
     8.5       No Injunction . . . . . . . . . . . . . . .    52
     8.6       Consents, Authorizations, etc.. . . . . . .    52


ARTICLE IX     SURVIVAL OF PROVISIONS

     9.1       Survival. . . . . . . . . . . . . . . . . .    53


ARTICLE X      TERMINATION

     10.1      Termination . . . . . . . . . . . . . . . .    53
     10.2      Effect of Termination . . . . . . . . . . .    54


ARTICLE XI     NOTICES

     11.1      Notices . . . . . . . . . . . . . . . . . .    54



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ARTICLE XII    MISCELLANEOUS

     12.1      Entire Agreement. . . . . . . . . . . . . .    55
     12.2      Expenses. . . . . . . . . . . . . . . . . .    56
     12.3      Public Announcements. . . . . . . . . . . .    56
     12.4      Confidentiality . . . . . . . . . . . . . .    56
     12.5      Waiver. . . . . . . . . . . . . . . . . . .    56
     12.6      Amendment . . . . . . . . . . . . . . . . .    57
     12.7      Counterparts. . . . . . . . . . . . . . . .    57
     12.8      No Third Party Beneficiary. . . . . . . . .    57
     12.9      Governing Law . . . . . . . . . . . . . . .    57
     12.10     Binding Effect. . . . . . . . . . . . . . .    57
     12.11     Assignment Limited. . . . . . . . . . . . .    57
     12.12     Headings, Gender, etc.. . . . . . . . . . .    57
     12.13     Invalid Provisions. . . . . . . . . . . . .    57

































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                  AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of May 1, 1994 by and among CONSECO CAPITAL PARTNERS II, L.P., a Delaware limited partnership ("CCP II"), CCP II ACQUISITION COMPANY, a Delaware corporation and wholly-owned subsidiary of CCP II ("CCP II Acquisition"), and THE STATESMAN GROUP, INC., a Delaware corporation (the "Company"). CCP II Acquisition and the Company are sometimes referred to collectively herein as the "Constituent Corporations."

                            PREAMBLE

     WHEREAS, the respective Boards of Directors of Conseco Partnership Management, Inc., an Indiana corporation and the sole general partner of CCP II ("CPMI"), CCP II Acquisition and the Company have approved the merger of CCP II Acquisition with and into the Company, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, CPMI, CCP II, CCP II Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                            ARTICLE I

                           DEFINITIONS

     1.1 Definitions. The capitalized terms used in this Agreement and not defined herein shall have the meanings specified in Exhibit A. Unless the context otherwise requires, such capitalized terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.


                           ARTICLE II

                           THE MERGER

     2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as such term is defined in
Section 2.2 hereof), CCP II Acquisition shall be merged with and into the Company (the "Merger") in accordance with the Delaware General Corporation Law (the "Delaware Code") and the separate corporate existence of CCP II Acquisition shall cease and the Company shall continue as the surviving corporation under the laws of the State of Delaware under the name "The Statesman Group, Inc." (the "Surviving Corporation") with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the Delaware Code.
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     2.2  Effective Time.  The Merger shall be effected as promptly as practicable after satisfaction or, if permissible, waiver of the Conditions set forth in Article VII and Article VIII and in no event later than 10 business days thereafter, by the filing of a duly executed Certificate of Merger in proper form required by the Delaware Code with the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware.

     2.3. Effects of the Merger. At the Effective Time, the separate existence of CCP II Acquisition shall cease and the Constituent Corporations shall be merged into the Surviving Corporation, with the Surviving Corporation possessing all the rights, privileges, powers and franchises of both a public and private nature, and being subject to all the restrictions, disabilities and duties of each of such corporations so merged; and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of said Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of such Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all other interests shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware, in any of such Constituent Corporations, shall not revert or in any way be impaired by reason of the Merger. All rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the respective Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. The Surviving Corporation shall be substituted in any action or proceeding, whether civil, criminal or administrative, pending by or against any of the Constituent Corporations.

     2.4  Certificate of Incorporation.  The Certificate of
Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law.
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

     2.5 By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Law.

     2.6 Directors. The directors of CCP II Acquisition at the Effective Time shall be the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by Law.

     2.7  Officers.  The officers of the Company at the Effective
Time shall be the officers of the Surviving Corporation.

     2.8  Conversion of Shares, Preferred Stock, Options and SARs.
(a) Each of the Shares issued and outstanding immediately prior to the Effective Time (other than Shares held as treasury shares by the Company or held by any direct or indirect majority-owned subsidiary of the Company and other than Appraisal Shares, as defined in Section 2.10 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (i) a right to receive $15.25 in cash (the "Cash Merger Consideration") payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Share or Shares at any time after the Effective Time and (ii) a right to receive a contingent right to receive up to $2.00 in future cash distributions as set forth in Section 2.9 hereof (a "Contingent Payment Right").

     (b) Each Share issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be canceled and retired and cease to exist, without any conversion thereof. Each Share issued and outstanding prior to the Effective Time which is then held by any direct or indirect majority-owned subsidiary of the Company shall remain outstanding and shall not be entitled to receive the consideration set forth in Section 2.8(a).

     (c) Each Option outstanding immediately prior to the Effective Time, whether or not such Option is then vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into
(i) the right to receive in cash an amount equal to (x) the difference between (A) the Cash Merger Consideration and (B) the exercise price of such Option multiplied by (y) the number of Shares covered by the Option and (ii) the right to receive a Contingent Payment Right for each Share covered by the Option.
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

     (d) Each SAR outstanding immediately prior to the Effective Time, whether or not such SAR is then vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into (i) the right to receive in cash an amount equal to (x) the difference between (A) the Cash Merger Consideration and (B) the exercise price of such SAR multiplied by (y) the number of Shares subject to such SAR and
(ii) the right to receive a Contingent Payment Right for each Share subject to such SAR.

     (e) Prior to the Effective Time, the Company shall (i) use its best efforts to obtain any consents from holders of Options and SARs granted under the Company's stock or compensation plans or arrangements, and (ii) make any amendments to the terms of such stock or compensation plans or arrangements that, in the case of either clauses (i) or (ii), are necessary to give effect to the conversions contemplated by Section 2.8(c) and (d).
Notwithstanding any other provision of this Section 2.8, payment may be withheld in respect of any Option or SAR until any necessary consents are obtained.

     (f) Each share of 1976 Series Preferred Stock $1 Par (the "1976 Series Preferred Shares") and 1987 Series II Preferred Stock $1 Par (the "1987 Series Preferred Shares") issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by the Company or Appraisal Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (i) the right to receive, in cash, (x) the Cash Merger Consideration multiplied by (y) the number of Shares into which such 1976 Series Preferred Share or 1987 Series Preferred Share, as the case may be, was convertible immediately prior to the Effective Time pursuant to the terms of the applicable certificate of designations for such 1976 Series Preferred Share or 1987 Series Preferred Share, as the case may be, payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such share and (ii) the right to receive a Contingent Payment Right for each Share into which such 1976 Series Preferred Share or 1987 Series Preferred Share, as the case may be, was convertible immediately prior to the Effective Time.

     2.9 Contingent Payment Rights. (a)Appointment of Trustee; Issuance of the Note. Prior to the Effective Time, the Company shall appoint a trustee (the "Trustee"), to serve as such from and after the Effective Time, for the Persons entitled to receive Con-tingent Payment Rights (the "Rights Holders") pursuant to Section
2.8. At the Effective Time, the Surviving Corporation shall deliv-er to the Trustee for the benefit of the Rights Holders a contin-gent payment note (the "Note"), a form of which is attached hereto as Exhibit B. The Trustee shall hold, receive and make payments with respect to the Note as provided in a note trust agreement (the "Note Trust Agreement") which shall provide for the matters set forth in this Section 2.9 and otherwise shall be on terms reason-ably satisfactory to CCP II and the Company and which shall be entered into on or before the Effective Time.
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
          (b) Nature of the Rights. The Contingent Payment Rights shall be non-transferable (other than pursuant to the laws of descent and distribution or by operation of law or by the trustee of any Benefit Plan to any participant or successor Benefit Plan pursuant to the operation of such plan), shall be governed solely by the terms of this Agreement, the Note and the Note Trust Agree-ment and shall not be represented by any certificate or other instrument.

          (c) Principal Balance of the Note and Adjustments. The outstanding principal balance of the Note (the "Principal Balance") shall initially be $46,000,000 and shall not bear interest. The Principal Balance shall be increased or decreased, as the case may be, as provided in this Section 2.9 and the Note Trust Agreement. Any required increases or decreases to the Principal Balance (each, an "Adjustment") shall be made by the Trustee on behalf of the Surviving Corporation and the Rights Holders in accordance with the procedures set forth in Section 2.9(e) by the amounts set forth in this Section 2.9(c) below:

               (i) the Principal Balance shall be decreased by an amount equal to all payments made by the Surviving Corporation on account of cumulative unpaid dividends, redemption value or conversion value, or otherwise, to the holder of record at the Effective Time of the Company's 1988 Series I Preferred Shares or 1988 Series II Preferred Shares (other than such shares held by, or any such payments made to, the Surviving Corporation or any Subsidiary); provided, however, that if such holder of the 1988 Series I Preferred Shares and 1988 Series II Preferred Shares exercises its right to convert such Preferred Shares to Shares prior to the Effective Time and it is determined in a Partial Litigation Resolution or Final Litigation Resolution that such holder's Shares are entitled to receive payments in respect of their Contingent Payment Rights and are included in the pro rata calculation in Section 2.9(g)(iv) by the terms thereof, no reduction shall be made to the Principal Balance pursuant to this clause (i) relating to such payments; provided, further, that in all other cases in which it is determined in a Partial Litigation Resolution or Final Litigation Resolution that such holder is entitled to receive payments with respect to Contingent Payment Rights on the same basis as if such Preferred Shares had been converted to Shares prior to the Effective Time, the reduction to the Principal Balance relating to payments on the Contingent Payment Rights of such holder shall be equal to the amount obtained by making the pro rata calculation in 2.9(g)(iv) assuming (A) such holder's 1988 Series I Preferred Shares and 1988 Series II Preferred Shares are included therein (on an as-converted basis) and (B) no payments were made for the Contingent Payment Rights of such holder.
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
               (ii) the Principal Balance shall be (A) decreased by the amount by which the total cash proceeds and fair market value of any other consideration or amounts received by the Surviving Corporation or any Subsidiary, excluding any recov-ery relating to the return or cancellation of the 1988 Series I Preferred Shares or 1988 Series II Preferred Shares by the holder to the Surviving Corporation or any Subsidiary (in the aggregate, the "Recovery Amount") in the lawsuit against the United States of America currently pending in the United States Court of Claims as disclosed in the Filed SEC Documents, or in any other court to which such proceedings may be transferred (the "Company Litigation") is less than Sixteen Million Dollars ($16,000,000) or (B) increased by the amount by which the Recovery Amount is greater than Sixteen Million Dollars ($16,000,000). For purposes of this Section 2.9(c)(ii), "fair market value of any other consideration or amounts received" shall be determined in good faith by mutual agreement of the Surviving Corporation and the Committee;

               (iii) the Principal Balance shall be decreased by an amount equal to all out-of-pocket costs and expenses rea-sonably incurred by the Surviving Corporation or any Subsidiary after December 31, 1993, including, without limita-tion, all reasonable legal or other professional fees and costs and travel expenses incurred by the Surviving Corpora-tion in connection with prosecuting or settling the Company Litigation, to the extent such costs and expenses (A) are in excess of $400,000 (the accrued expense liability established in preparing the balance sheets of the Insurance Subsidiaries in accordance with SAP as of December 31, 1993) and (B) are not recovered by the Surviving Corporation or any Subsidiary in such Company Litigation (collectively, "Costs and Expens-es");

               (iv)  The Principal Balance shall be decreased by
     (A) all costs and expenses of the Trustee and the Committee which are reimbursed by the Surviving Corporation pursuant to Sections 2.9(k) and 2.9(l) hereof and (B) all payments in respect of the Surviving Corporation's indemnification obligations under Section 2.9(m) or Section 2.9(n); provided, however, that the Principal Balance shall not be decreased as a result of costs and expenses incurred by the Trustee or the Committee and reimbursed by the Surviving Corporation under Sections 2.9(k) and 2.9(l) or indemnification payments made by the Surviving Corporation under Sections 2.9(m) or 2.9(n), if such costs and expenses or indemnification payments are related to the Trustee's or the Committee's enforcing against the Surviving Corporation their respective rights to collect or the Surviving Corporation's obligations to make payments due under Section 2.9(g);
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
               (v) the Principal Balance shall be decreased by $150,000 on the first anniversary date of the Effective Time and by $100,000 on each of the next three succeeding anniversary dates thereafter; provided, that, if the Adjustment is calculated other than on an anniversary date, the decrease shall be prorated based on the actual days elapsed from the preceding anniversary date to the date the Adjustment is determined;

               (vi) the Principal Balance shall be decreased by an amount equal to the difference (if positive) between (A) all federal income taxes payable with respect to the cash proceeds and other consideration or amounts received by the Surviving Corporation or any Subsidiary with respect to the Company Litigation assuming that no net operating loss is utilized in such calculation, and (B) any allowable decrease in federal income taxes payable by the Surviving Corporation or any Subsidiary attributable to payments, costs and expenses, as the case may be, referred to above in Section 2.9(c), including any amounts under Section (c)(v); and

               (vii) the Principal Balance shall be decreased by the amount of any Principal Payment made by the Surviving
     Corporation to the Rights Holders under the Note.

          (d)  Settlement Procedures.

               (i) In the course of prosecuting or settling the Company Litigation, the Surviving Corporation shall consult with the Committee regarding the status of such Company Litigation and any pending negotiations with respect thereto and provide to the Committee any applicable documents and other information so as to permit the Committee to evaluate the status of such Company Litigation.

               (ii) In addition to the requirements of Section 2.9(d)(i) above, neither CCP II nor the Surviving Corporation shall enter into or agree to any settlement which would give rise to an Adjustment Event under Section 2.9, without the prior written consent of the Committee (which consent shall not be unreasonably withheld).

          (e)  Procedures Regarding Adjustments.

               (i) No Adjustments shall be made except those made in compliance with this Agreement, including, without limitation, this Section 2.9(e).

               (ii) Within 30 days following a Partial Litigation Resolution or the Final Litigation Resolution, the Surviving Corporation shall give the Trustee and the Committee written notice (an "Adjustment Notice") setting forth (A) the amount of the proposed Adjustment ("Proposed Adjustment"), (B) a summary of the Adjustment Events giving rise to the Proposed Adjustment and (C) copies of all relevant documentation in the possession of the Surviving Corporation or any Subsidiary or any of their respective legal or financial advisors relating to the Adjustment Events and Proposed Adjustment.

               (iii) If the Committee objects to such Proposed Adjustment, it shall give written notice of its objection to the Trustee and the Surviving Corporation within thirty (30) days after receipt of the Adjustment Notice. If the Committee so notifies the Surviving Corporation and the Trustee of its objection to the Proposed Adjustment, the Surviving Corpora-tion and the Committee shall, within 30 days following such notice (the "Resolution Period"), attempt in good faith to re-solve the dispute and any resolution by them as to any disput-ed items shall be final and binding. Any amounts remaining in dispute after the Resolution Period shall be resolved by binding arbitration pursuant to Section 2.9(f) hereof. No Adjustment to the Principal Balance shall be made by the Trustee until the objection is withdrawn, the dispute is set-tled between the parties and notice of such settlement is provided to the Trustee or an arbitration award with respect thereto shall have been issued and a copy provided to the Trustee. The Trustee shall, on the tenth (10th) day following the date on which the Trustee receives the withdrawal of the objection, notice of settlement or copy of the arbitration award, as the case may be, adjust the Principal Balance in accordance with and as directed by such withdrawal, notice of settlement or arbitration award, as the case may be.

               (iv) If no objection to a Proposed Adjustment shall have been received by the Trustee within thirty (30) days after the date of the applicable Adjustment Notice, the Committee shall be deemed to have acknowledged the correctness of and accepted such Adjustment, and the Trustee shall, on the thirty-fifth (35th) day following the date of the Adjustment Notice, increase or reduce the Principal Balance by the amount of the Adjustment.

               (v) Prior to a Principal Payment in connection with the Final Litigation Resolution, if after an Adjustment has been made in accordance with the foregoing procedures, but within 360 days from the date of the Adjustment, circumstances change or facts are discovered resulting in the Adjustment being inapplicable or inappropriate, in whole or in part, then upon 30 days notice by the Committee or the Surviving Corpora-tion, as the case may be, to the Trustee and the other Person, either party may request a reconsideration of the Adjustment. The parties shall follow similar procedures regarding the reconsideration as were applicable with respect to the Proposed Adjustment.

          (f) Binding Arbitration. Any dispute between the Committee and the Surviving Corporation arising under or related in any way to the Contingent Payment Rights under Sections 2.9(c) and (e) shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by the Surviving Corporation and the Committee for binding arbitration in Chicago, Illinois.
     If the Surviving Corporation and the Committee are unable to agree on the Neutral Auditors, the Surviving Corporation and the Committee shall each have the right to request the Ameri-can Arbitration Association to appoint the Neutral Auditors who shall not have had a material relationship with the Surviving Corporation, CCP II or any of their respective affiliates within the past four years. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by the Surviving Corporation and the Committee. The Neutral Auditors may upon application compel the pro-duction of relevant, non-privileged documents or other evidence and a disclosure of a complete list of witnesses who may testify at hearings. The party seeking such discovery may be ordered to pay the reasonable costs thereof. The Neutral Auditor's determination rendered in these proceedings shall be made within 60 days of their selection, shall be set forth in a written statement delivered to the Surviving Corporation and the Committee, shall be final, binding and conclusive and shall be enforceable in any court of competent jurisdiction.

          (g)  Payment Dates; Payment Procedures.

               (i) Upon the occurrence of (A) each partial resolution of the Company Litigation, whether by settlement or final non-appealable decision of a court of competent jurisdiction (a "Partial Litigation Resolution") or (B) the final resolution of the Company Litigation, whether by settlement or final non-appealable decision of a court of competent jurisdiction (the "Final Litigation Resolution"), the Note shall become due and payable (a "Principal Payment") to the Trustee in an amount equal to the then Principal Balance, as adjusted pursuant to Section 2.9(c), less any amounts that the Committee and the Surviving Corporation shall agree in good faith are reasonably required as a reserve to cover any remaining unresolved Adjustment Events pursuant to
     Section 2.9(c). The Principal Payment required to be made pursuant to this paragraph (g)(i) shall be paid within 10 business days after the Adjustments have been determined pursuant to Section 2.9(e).

               (ii) If any Principal Payment is not made within three (3) days of the date when due pursuant to paragraph
     (g)(i) above, the unpaid installment of such Principal Balance shall bear interest from the date due until paid at a rate of ten percent (10%) per annum.

               (iii)  Notwithstanding any other provision of this
     Section 2.9 to the contrary, if the Committee and the Sur-viving Corporation shall mutually agree (in writing signed by the parties) to modify, add or supplement the terms and provisions regarding Adjustments of and payments on the Principal Balance, then the Principal Balance shall be adjusted and paid in accordance with such modified, additional or supplemental terms.

               (iv) Upon receipt of any Principal Payment pursuant to Section 2.9(g)(i), the Trustee shall immediately deposit all of such funds ("Proceeds") in a segregated account in accordance with the Note Trust Agreement. Within thirty (30) days of the receipt of any Proceeds, the Trustee shall make payments of cash to the Rights Holders. All payments to Rights Holders hereunder shall be made pro rata to each Rights Holder pursuant to the following formula: the then balance of the Proceeds times a fraction, the numerator of which is the sum of (A) the number of Shares held of record by such Rights Holder at the Effective Time, (B) the number of Shares into which all 1976 Series Preferred Shares and 1987 Series Pre-ferred Shares held of record by such Rights Holder at the Effective Time are convertible immediately prior to the Effec-tive Time, (C) the number of Shares covered by all Options held by such Rights Holder at the Effective Time and (D) the number of Shares subject to all SARs held by such Rights Holder at the Effective Time, and the denominator of which is the sum of (I) the number of Shares held of record by all Rights Holders at the Effective Time, (II) the number of Shares into which all 1976 Series Preferred Shares and 1987 Series Preferred Shares held of record by all Rights Holders at the Effective Time are convertible immediately prior to the Effective Time, (III) the number of Shares covered by all Op-tions held by all Rights Holders at the Effective Time, (IV) the number of Shares subject to all SARs held by all Rights Holders at the Effective Time and (V) the number of Shares into which all issued and outstanding Convertible Debentures at the Effective Time were convertible immediately prior to the Effective Time. Any payments of cash pursuant to this
     Section 2.9(g)(iv) shall be made to each Rights Holder by check drawn by the Trustee payable to the order of the Rights Holder and mailed to such person at the address shown on the list referred to in the Note Trust Agreement. Ten (10) days prior to the date the Trustee mails payments to Rights Holders, the Trustee shall publish a general notice that such payments are being made, in a daily newspaper of national circulation, which shall be The Wall Street Journal, unless it is not then so circulated. Any monies on deposit with the Trustee in respect of any Principal Payment shall be invested by the Trustee as provided in the Note Trust Agreement. In the event any checks representing a payment of Contingent Payment Rights shall not be presented for payment, the Trustee shall hold such cash in the segregated account without liabil-ity to the Rights Holders for interest thereon, for the benefit of the respective Rights Holders. After any such cash has been held in such segregated account for nine (9) months after the final distribution of checks to Rights Holders, the Trustee shall certify the respective amounts thereof and the identity of the Rights Holders and deliver such certificate and such cash to the Surviving Corporation. Thereafter, such Rights Holders shall have an unsecured claim against the Surviving Corporation in respect of payment of such cash.

               (v) Upon payment by the Surviving Corporation to the Trustee of any remaining Principal Balance pursuant to
     Section 2.9(g)(i), the Note shall be canceled and returned to the Surviving Corporation and all of the Surviving Corpora-tion's obligations under this Section 2.9 shall be fully satisfied and discharged, except with respect to its obligations pursuant to Sections 2.9(k), (l), (m) and (n), which shall remain in full force and effect.

               (vi)  Notwithstanding any other provision of this
     Section 2.9 or the Note Trust Agreement, at such time as the Surviving Corporation shall have made aggregate Principal Pay-ments equal to $2.00 multiplied by the aggregate number of Contingent Payment Rights, the Note shall be canceled and re-turned to the Surviving Corporation and all of the Surviving Corporation's obligations under this Section 2.9 shall be fully satisfied and discharged, except with respect to its obligations pursuant to Sections 2.9(k), (l), (m) and (n), which shall remain in full force and effect. No Principal Payment shall be required to be made, if the Principal Balance does not then exceed $1,000,000. If such Principal Balance does not exceed $1,000,000 on the fourth anniversary of the Effective Time, the Note shall be canceled and returned to the Surviving Corporation and all of the Surviving Corporation's obligations under this Section 2.9 shall be fully satisfied and discharged, except with respect to its obligations under Sections 2.9(k), (l), (m) and (n), which shall remain in full force and effect.

          (h) Obligations of the Surviving Corporation. After the Effective Time, the Surviving Corporation shall use its reasonable efforts to resolve all potential Adjustment Events on a basis which will preserve the initial Principal Balance to the maximum extent.

          (i)  The Contingent Rights Committee; Limitations on
Privileges of Rights Holders.

               (i) Prior to the Effective Time,the Company shall name three persons who shall serve as the initial members of the Contingent Rights Committee (the "Committee"). The Com-mittee shall at all times have three members. The Committee may act only with the concurrence of a majority of its mem-bers, and all writings to be signed by the Committee must be executed by at least two members.

               (ii) The Committee shall be charged with making, on behalf of all Rights Holders, not singly but as a whole, any and all determinations, decisions and judgments for all purposes and with respect to (A) the matters set forth in
     Section 2.9(e) hereof, (B) all other matters expressly set forth herein and in the Note Trust Agreement and (C) any other such matters in order to cure any ambiguity or to correct or supplement any provision herein, including, without limi-tation, (x) determining (subject to the Surviving Corporation's rights hereunder and under the Note Trust Agree-
     ment) when the Rights Holders are entitled to receive payments on account of Contingent Payment Rights pursuant to the terms of this Agreement and the Note Trust Agreement, (y) sending notices to the Trustee and the Surviving Corporation and ob-jecting to notices sent by the Surviving Corporation pursuant to the terms hereof and of the Note Trust Agreement and (z) resolving, compromising and settling any and all claims and disputes that may arise. All rights of action on behalf of the Rights Holders with respect to the Contingent Payment Rights, the Note Trust Agreement and the Note shall be vested solely in the Trustee and the Committee.

               (iii)  The Committee shall have no duties or
     responsibilities hereunder except as expressly set forth herein or in the Note Trust Agreement. The Committee shall, when exercising the rights granted to it herein, exercise and use the same degree of skill and care as a reasonably prudent person would exercise or use in a similar situation. In taking any action hereunder, or in refraining therefrom, the Committee, and the members thereof, shall be protected in relying upon any notice, paper or other document believed by it or them to be genuine and signed by the proper parties, or upon any evidence deemed by it or them to be sufficient. The Committee, and the members thereof, may rely on the statements contained in such writings. In no event shall the Committee or any member thereof be liable to other Rights Holders for any act or omission by it or any of the members in the absence of gross negligence or willful misconduct. In the event that the Committee, or the members thereof, consult with counsel or financial or accounting advisors or other experts in connec-tion with its or their duties hereunder, it and they shall be fully protected by any act taken, suffered or permitted by it or them in good faith and in accordance with the advice of such counsel or financial or accounting advisors or other experts. The Committee shall not be bound in any way by any agreement or contract (other than this Agreement and the Note Trust Agreement) between any of the parties hereto or thereto (whether or not it has knowledge thereof).

               (iv) Neither the Committee nor its members shall be required to post any bond or other security with respect to its or their duties and responsibilities hereunder.

               (v) If, prior to the Effective Time, any member of the Committee shall resign, die or become incapacitated or otherwise unable to act as a member of the Committee hereunder, the Company shall appoint a successor. If these events occur after the Effective Time, the remaining members of the Committee shall appoint a successor. If the two remaining members are unable to agree on a successor, the Trustee, in its capacity as a fiduciary for the Rights Holders, shall also be entitled to vote to select a third member of the Committee, who shall then be elected by a majority vote. The successor shall be entitled to all the rights, powers, immunities and privileges as was his or her predecessor, without the need of any further act or writing.

          (j) Limitation on Expenses. In the event that the actual aggregate out-of-pocket Costs and Expenses incurred by the Surviving Corporation (excluding any amounts paid by the Surviving Corporation pursuant to Sections 2.9(k), (l), (m) and (n)) in prosecuting or settling the Company Litigation shall exceed an amount equal to (A) the cash proceeds and fair market value of any other consideration or amounts, including any recovery relating to the return or cancellation of the 1988 Series I Preferred Shares or the 1988 Series II Preferred Shares, received in respect of the Company Litigation plus (B) (i) $1,500,000, to the extent such Costs and Expenses are incurred in connection with the determi-nation of liability of the United States of America in the Company Litigation or (ii) $3,000,000 to the extent such Costs and Expenses are incurred in connection with the determination of such liability and/or damages to be paid by the United States of America in the Company Litigation, then the Note shall be canceled and shall be returned to the Surviving Corporation and all of the Surviving Corporation's obligations under this Section 2.9 shall be fully satisfied and discharged, except with respect to Sections 2.9(k),
(l), (m) and (n), which shall remain in full force and effect; provided, however, notwithstanding the foregoing, the Committee may, in its sole discretion, advance additional sums for such Costs and Expenses and in such event the Note shall remain in full force and effect and any such amounts so advanced shall be repaid to the Committee by the Surviving Corporation out of any amount recovered by the Surviving Corporation or any subsidiary in the Company Litigation, including any Recovery Amount and any recovery relating to the return or cancellation of the 1988 Series I Preferred Shares or 1988 Series II Preferred Shares.

          (k) Compensation to and Expenses of the Trustee. The Trustee shall be entitled to receive compensation from the Surviving Corporation for its regular services as Trustee in accor-dance with a fee schedule to be agreed to by the Trustee, CCP II and the Company prior to the Effective Time, and the Trustee shall be reimbursed by the Surviving Corporation for all reasonable ex-penses it incurs in fulfilling its obligations under this Section 2.9, including the reasonable fees and disbursements of legal coun-sel. The reimbursement of such amounts shall result in an Adjust-ment Event pursuant to Section 2.9(c)(iv).

          (l) Compensation to and Expenses of the Committee. Nei-ther the Committee nor the members thereof shall be compensated for serving as such hereunder. The Committee shall be reimbursed by the Surviving Corporation for all reasonable out-of-pocket costs and expenses it incurs in fulfilling its obligations under this
Section 2.9, including reasonable fees and disbursements of legal counsel and financial or accounting advisors or other experts. The reimbursement of such amounts shall result in an Adjustment Event pursuant to Section 2.9(c)(iv).

          (m) Indemnification of Trustee. It is understood and agreed that the Surviving Corporation shall indemnify the Trustee, its officers, directors, employees and agents, and hold it and them harmless from and against any and all claims, liabilities, losses, actions, suits or proceedings, at law or in equity, which it or they may incur or with which it or they may be threatened by reason of its acting as Trustee under this Agreement or the Note Trust Agreement including, without limitation, for the prosecution of any claim to collect on the Note, except in the case of the Trustee's own willful misconduct or gross negligence; and in connection therewith to indemnify the Trustee, its officers, directors, em-ployees and agents against any and all expenses, including rea-sonable attorneys' fees and the cost of defending or prosecuting any action, suit or proceeding, or resisting any claim. The provisions of this Section 2.9(m) are intended to be for the benefit of and shall be enforceable by each such indemnified party and each such indemnified party's successors, heirs and representatives.

          (n) Indemnification of the Committee. It is understood and agreed that the Surviving Corporation shall indemnify the Com-mittee, its members and agents, and hold it and them harmless from and against any and all claims, liabilities, losses, actions, suits or proceedings, at law or in equity, which it or they may incur or with which it or they may be threatened by reason of their acting as the Committee under this Agreement or the Note Trust Agreement, including, without limitation, for the prosecution of any claim to collect on the Note, except in the case of the Committees' own willful misconduct or gross negligence; and in connection therewith to indemnify the Committee, its members and agents against any and all expenses, including reasonable attorneys' fees and the cost of defending or prosecuting any action, suit or proceeding, or resisting any claim. The provisions of this Section 2.9(n) are intended to be for the benefit of and shall be enforceable by each such indemnified party and each such indemnified party's heirs and representatives.

     2.10 Appraisal Shares. If provided for under the Delaware Code, notwithstanding anything in this Agreement to the contrary, each Share or Preferred Share which is issued and outstanding immediately prior to the Effective Time and which is held by a holder, who has timely filed with the Company a written demand for appraisal pursuant to Section 262 of the Delaware Code ("Section 262") and, as of the Effective Time, has not failed to perfect or effectively withdrawn or lost such holder's appraisal rights under
Section 262, is herein called an "Appraisal Share." Each Appraisal Share shall not be converted into or represent a right to receive the consideration with respect thereto pursuant to Section 2.8 hereof and the holder thereof shall be entitled only to such rights as are granted by Section 262. Each holder of Appraisal Shares who becomes entitled to payment for such Appraisal Shares pursuant to the provisions of Section 262 shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions). The Company shall give CCP II (i) prompt notice of any demands received from any shareholder pursuant to such provisions and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal pursuant to such provisions. If the holder of Appraisal Shares shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal and payment for such Shares under Section 262, each such Share or Preferred Share shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive the consideration set forth in Section 2.8.

     2.11 Conversion of CCP II Acquisition Common Stock. All of the shares of common stock, no par value per share, of CCP II Acquisition issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for a number of shares of common stock, $1 par value per share, of the Surviving Corporation equal to the number of shares of common stock, $1 par value per share, of the Company, outstanding immediately prior to the Effective Time other than Shares held by any direct or indirect majority-owned subsidiary of the Company.

     2.12 Shareholders' Meeting. (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law:

          (i) (A) duly call and give notice of a special meeting (the "Special Meeting") of its shareholders, as soon as reasonably practicable following the execution of this Agreement, for the purpose of voting upon the approval and adoption of this Agreement and the Merger and (B) thereafter convene and hold the Special Meeting;

          (ii) include in the Proxy Statement (as hereinafter defined) sent to shareholders of the Company the recommendation of its Board of Directors that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger; and

          (iii) use its best efforts as promptly as practicable (A) to obtain and furnish the information required to be included by it in the Proxy Statement, and
     (x) file the Proxy Statement with the applicable regulatory authorities, (y) respond promptly to any comments made by the applicable regulatory authorities with respect to the Proxy Statement and any preliminary version thereof and (z) cause the Proxy Statement to be mailed to its shareholders in accordance with Subsection 2.12(a)(i)(A) above and (B) to have the necessary vote on this Agreement and the Merger by its shareholders.

          (b) CCP II shall use its best efforts to obtain and furnish promptly the information required to be included by it and CCP II Acquisition, or such other information reasonably requested by the Company or required by the applicable regulatory authorities for inclusion, in the Proxy Statement.

          (c) Notwithstanding the foregoing, the Company shall not be obligated to use its best efforts or take any action pursuant to this Section 2.12 if the Board of Directors has determined in good faith after consultation with, and based as to legal matters upon, the advice of its counsel that such actions would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law.

     2.13 Exchange of Shares.

          (a) Pursuant to an agreement (the "Disbursing Agent Agreement") which shall provide for the matters set forth in this Section 2.13 and otherwise on terms reasonably satisfactory to CCP II and the Company and which shall be entered into on or before the Effective Time between CCP II Acquisition and a disbursing agent reasonably satisfactory to the Company and CCP II Acquisition (the "Disbursing Agent"), CCP II Acquisition shall deposit with the Disbursing Agent at the Effective Time in trust for the benefit of the shareholders of the Company and other Persons who have rights to receive payments upon consummation of the Merger, pursuant to Section 2.8 hereof, the Cash Merger Consideration (in immediately available funds) to which holders of Shares, 1976 Series Preferred Shares, 1987 Series Preferred Shares, Options and SARs shall be entitled pursuant to Section 2.8. The Disbursing Agent shall invest portions of the cash deposited with it in such manner as the Surviving Corporation directs, provided that all of such investments be in obligations of or guaranteed by the United States of America (collectively, "Permitted Investments") or in money market funds which are invested solely in Permitted Investments; provided, further, that the maturities of Permitted Investments shall be such as to permit the Disbursing Agent to make prompt payment of the Cash Merger Consideration to shareholders of the Company and other Persons who have rights to receive payments upon consummation of the Merger pursuant to Section 2.8 hereof.
     Any interest or income produced by Permitted Investments shall be payable to the Surviving Corporation. The Surviving Corporation shall replace any monies lost through any investment made at its direction pursuant to this Section 2.13(a). If outstanding certificates for Shares, 1976 Series Preferred Shares or 1987 Series Preferred Shares are not surrendered or the Cash Merger Consideration therefor set forth in Section 2.8 hereof is not claimed prior to the two hundred seventieth (270th) day after the Closing Date, the unclaimed amounts shall be returned to the Surviving Corporation and persons entitled thereto may look only to the Surviving Corporation for payment thereof.

          (b) As soon as practicable after the Effective Time, the Disbursing Agent shall send a notice and form of letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificate to the Disbursing Agent) to each record holder of a certificate which evidenced Shares, 1976 Series Preferred Shares or 1987 Series Preferred Shares immediately prior to the Effective Time (other than certificates representing Shares held as treasury shares by the Company or held by any direct or indirect majority-owned subsidiary of the Company and other than Appraisal Shares) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent (who may appoint forwarding agents with the approval of CCP II) such certificate or certificates for exchange into the consideration set forth in Section 2.8.
     Each holder of a certificate theretofore evidencing Shares, 1976 Series Preferred Shares or 1987 Series Preferred Shares converted into a right to receive the consideration set forth in Section 2.8, upon surrender thereof to the Disbursing Agent together with and in accordance with a duly executed letter of transmittal, shall be entitled to receive in exchange therefor the consideration set forth in Section 2.8 payable (as to the Cash Merger Consideration, in the form of a check or, if so requested by such holder, wire transfer) in respect of each Share, 1976 Series Preferred Share or 1987 Series Preferred Share theretofore evidenced by the certificate or certificates so surrendered. Any payments due with respect to the Contingent Payment Rights shall be made pursuant to Section
     2.9 hereof and the Note Trust Agreement. Upon such surrender, the Disbursing Agent will, as promptly as practicable pay the Cash Merger Consideration. Until surrendered, each such certificate which immediately prior to the Effective Time evidenced Shares, 1976 Series Preferred Shares or 1987 Series Preferred Shares (other than certificates representing shares held as treasury shares by the Company or held by any direct or indirect majority-owned subsidiary of the Company and other than Appraisal Shares), shall be deemed for all purposes to evidence only the right to receive the consideration set forth in Section 2.8. In no event shall the holder of any such surrendered certificate be entitled to receive interest on the Cash Merger Consideration set forth in Section 2.8.

          (c) If the Cash Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Cash Merger Consideration that the certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

          (d) Cash payments made pursuant to Section 2.8 for Options and SARs shall be made by the Company at or prior to the Effective Time.

          (e) From and after the Effective Time, the stock transfer books of the Company in place prior to the Effective Time shall be closed, and thereafter there shall be no transfers on such books (other than transfers by, to or for the Company or CCP II) of the Shares, 1976 Series Preferred Shares or 1987 Series Preferred Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Cash Merger Consideration as provided in Section 2.8.

     2.14 Closing. The Closing shall (unless the parties hereto otherwise agree) take place on the Closing Date at the offices of Skadden, Arps, Slate, Meagher & Flom in Chicago, Illinois at 10:00 a.m. or such other date and time as the Company and CCP II shall mutually agree.

                           ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to CCP II and CCP
II Acquisition as follows:

     3.1 Organization of the Company and its Subsidiaries. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization and the Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the voting power of the Shares and Preferred Shares entitled to vote thereon and filing and recordation of the appropriate documents under the Delaware Code). Each of the Company and its Subsidiaries is duly licensed, qualified, or admitted to do business and is in good standing in all jurisdictions in which the failure to be so licensed, qualified, or admitted and in good standing, individually or in the aggregate with other such failures, has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Company to perform its obligations under this Agreement, or on the Business or Condition of the Company and its Subsidiaries, taken as a whole. The Company has furnished to CCP II true and complete copies of the articles or certificate of incorporation or organization and the by-laws of each of the Company and its Significant Subsidiaries, in each case including all amendments thereto. After the date hereof, the Company shall furnish to CCP II true and complete copies of the articles or certificate of incorporation or organization and the by-laws of each other Subsidiary of the Company.

     3.2 Authority of the Company. The Board of Directors of the Company has duly and validly approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the voting power of the Shares and Preferred Shares entitled to vote thereon and filing and recordation of the appropriate documents under the Delaware Code). Assuming the due authorization, execution and delivery by CCP II and CCP II Acquisition of this Agreement, this Agreement constitutes a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar entity before which any proceeding therefor may be brought.

     3.3 Capital Stock. The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock par value $1.00 per share (the "Shares"), and 5,000,000 shares of Series Preferred Stock $1 par (the "Preferred Shares"). As of March 31, 1994, (i) 13,399,727 Shares, 195,000 1976 Series Preferred Shares,
77,130.267 1987 Series Preferred Shares, 126,000 shares of 1988 Series I Preferred Stock $1 Par ("1988 Series I Preferred Shares"), and 17,640 shares of 1988 Series II Preferred Stock $1 Par ("1988 Series II Preferred Shares") were issued and outstanding (excluding Shares held in treasury or by any Subsidiary), (ii) 612,873 Shares were held by the Company in its treasury, (iii) 927,299 Shares were held by Vulcan Life Insurance Company, an indirect majority-owned Subsidiary of the Company, (iv) 22,869.733 1987 Series Preferred Shares were held by the Company in its treasury (v) 625,768.95 Shares were reserved for conversion of the 1976 Series Preferred Shares, (v) 1,058,335.24561 Shares were reserved for conversion of the 1987 Series II Preferred Shares, (vii) 1,728,896.4 Shares were reserved for conversion of the 1988 Series I Preferred Shares,
(vii) 242,045.496 Shares were reserved for conversion of the 1988 Series II Preferred Shares, and (ix) 4,528,125 Shares were reserved for conversion of the Convertible Debentures. All outstanding Shares and Preferred Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive rights. Except as disclosed in
Section 3.9 of the Disclosure Schedule, there are outstanding on the date hereof no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries other than (i) the right to convert Preferred Shares into Shares and the Convertible Debentures into Shares, and (ii) Options representing in the aggregate the right to purchase up to 1,015,553 Shares and SARs with respect to 234,694 Shares. Except as disclosed in the Filed SEC Documents or in Section 3.3 of the Disclosure Schedule, all outstanding shares of capital stock of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or another Subsidiary, and each such share owned by the Company or by another Subsidiary is owned free and clear of all Liens.

     3.4 Subsidiaries. Except as disclosed in Section 3.4 of the Disclosure Schedule, the Company has no subsidiaries and does not Control any other Person.

     3.5  Conflicts or Violations.  Except as disclosed in Section
3.5 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement will not:

          (a) subject to obtaining the approvals contemplated by Sections 5.1 and 5.2 and Sections 6.1 and 6.2 hereof, violate any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the Company or any of its Subsidiaries except for such violations as would not individually or in the aggregate be reasonably likely to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or have a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole;

          (b) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles or certificate of incorporation or by-laws of the Company or any of its Subsidiaries;

          (c) result in the creation or imposition of any Lien upon the Company or any of its Subsidiaries, or any of their respective Assets and Properties under any Contract to which the Company or any of its Subsidiaries is bound or any of their Assets and Properties are bound or affected, that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Company to perform its obligations under this Agreement, or on the Business or Condition of the Company and its Subsidiaries, taken as a whole;

          (d) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets or Properties may be bound and as to which any such conflicts, violations, breaches, defaults, or rights individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Company to perform its obligations under this Agreement, or on the Business or Condition of the Company and its Subsidiaries taken, as a whole; or

          (e) require the Company or any of its Subsidiaries to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person except
     (i) as contemplated in Section 5.1 or 5.2 and 6.1 or 6.2 hereof, (ii) as disclosed in Section 3.5 of the Disclosure Schedule, or (iii) those which the failure to obtain, make, or give individually or in the aggregate with any other such failures has or would reasonably be expected to have no material adverse effect on the validity or enforceability of this Agreement, on the ability of the Company to perform its obligations under this Agreement, or on the Business or Condition of the Company and its Subsidiaries, taken as a whole.

     3.6 SAP Statements. The Company has previously delivered to CCP II true and complete copies of the Annual Statements for each Insurance Subsidiary for each of the years ended December 31, 1991, 1992 and 1993.

     Each such SAP Statement was timely filed with the insurance regulatory authorities as required under applicable insurance laws, rules and regulations. Each such SAP Statement complied in all material respects with all applicable insurance laws, rules and regulations when filed. Except as disclosed in Section 3.6 of the Disclosure Schedule, each such SAP Statement, including without limitation each balance sheet and each of the statements of operations, changes in capital and surplus, and cash flows contained in the respective SAP Statement, was prepared in accordance with SAP and fairly presents in all material respects the admitted assets, liabilities, and capital and surplus of each Insurance Subsidiary as of the respective dates thereof and their respective results of operations and cash flows for the respective periods covered thereby.

     3.7 Reserves. All material reserves and other material liabilities with respect to insurance and annuities and for claims and benefits incurred but not reported, as established or reflected in the respective SAP Statements of each Insurance Subsidiary, were determined in accordance with GAAS consistently applied, are fairly stated in all material respects in accordance with sound actuarial principles, are based on actuarial assumptions that are in accordance in all material respects with those called for by the provisions of the related insurance and annuity contracts and in the related reinsurance, coinsurance and other similar contracts, and meet the requirements in all material respects of the insurance laws, rules and regulations of the respective states in which they are domiciled. Adequate provision for all such reserves and liabilities has been made in all material respects (under GAAS consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of each Insurance Subsidiary under all insurance and annuity contracts under which any Insurance Subsidiary has any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance or other similar Contract) on the respective dates of each such SAP Statement based on then current information and assumptions regarding investment income, mortality and morbidity experience, persistency and expenses. Each Insurance Subsidiary owns assets that qualify as legal reserve assets under applicable insurance laws, rules and regulations of their respective state of domicile in an amount at least equal to all such material reserves and liabilities.

     3.8 SEC Documents; No Undisclosed Liabilities. The Company has filed all SEC Documents since January 1, 1991. As of their respective dates, the SEC Documents, as amended, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents, as of its respective date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except as set forth in the Filed SEC Documents or in
Section 3.8 of the Disclosure Schedule, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent audited consolidated balance sheet included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto which would individually or in the aggregate have a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole.

     3.9 Absence of Changes. Except as disclosed in the Filed SEC Documents or in Section 3.9 of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents or except for changes or developments which occur as a result of actions taken by the Company in conducting the business of the Company and its Subsidiaries after the date of this Agreement which are taken in accordance with this Agreement, (i) there has not occurred any material adverse change in the Business or Condition of the Company and its Subsidiaries, taken as a whole,
(ii) the Company and each Significant Subsidiary has operated only in the ordinary course of business and consistent with past practice, and (iii) (without limiting the generality of the foregoing) there has not been, occurred or arisen:

          (a) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of the Company or any of its Subsidiaries or any direct or indirect redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any such stock or of any interest in or right to acquire any such stock;

          (b) any increase in the salary, wages, or other compensation of any kind, whether current or deferred, of any Employee of the Company or any Subsidiary, other than increases that were made in the ordinary course of business and consistent with past practice or as required by applicable employment agreements or Benefit Plans or applicable Law; or any creation of any Benefit Plan or any amendment or modification to increase the level of benefits under any Benefit Plan; or any election by or on behalf of the Company or any Subsidiary made pursuant to the provisions of any Benefit Plan to accelerate any payments, obligations or vesting schedules under any Benefit Plan;

          (c) any material work stoppage, strike, labor difficulty or union organizational campaign (in process or, to the Knowledge of the Company, threatened) at or affecting the Company or any Significant Subsidiary;


          (d) any change in accounting practice or policy followed by the Company or any Subsidiary other than as required by a change in GAAP or SAP;

          (e) any amendment to the articles or certificate of incorporation or by-laws of the Company or any Subsidiary;

          (f) any material expenditure or commitment for additions to property, plant, equipment or other tangible or intangible capital assets of the Company or any Subsidiary;

          (g) any issuance of Options, Preferred Shares or SARs; or

          (h)  any Contract to take any of the actions
     described in this Section 3.9 other than actions expressly permitted under this Section 3.9.

     3.10 Taxes. Except as disclosed in the Filed SEC Documents or in Section 3.10 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

          (a) All material Tax Returns required to be filed with respect to the Company and the Subsidiaries have been duly and timely filed, and all such Tax Returns are true and complete in all material respects. The Company and each of the Subsidiaries have duly and timely paid all Taxes that are shown as due, or claimed or asserted by any taxing authority to be due, from it for the periods covered by such Tax Returns and have made all required estimated payments of Taxes sufficient to avoid any penalties for underpayment, or have duly provided for all such Taxes in the financial statements included in the Filed SEC Documents and in the SAP Statements. There are no Liens with respect to Taxes (except for Liens for Taxes not yet due) upon any of the Assets and Properties of the Company or any Subsidiary.

          (b) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and its Insurance Subsidiaries have made sufficient current accruals for such Taxes in accordance with SAP and GAAP, and such current accruals through December 31, 1993 are duly provided for in the financial statements included in the Filed SEC Documents and in the SAP Statements.

          (c) The material Tax Returns of the Company and its Subsidiaries have not been audited or examined by the IRS, and the statute of limitations for all periods through 1989 has expired. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company or any Subsidiary for any taxable period. The Company has previously delivered to CCP II true and complete copies of each of the United States federal, state, local and foreign income Tax Returns, for each of the last three taxable years, filed by the Company or any Subsidiary.

          (d) No audit or other proceeding by any court, governmental or regulatory authority, or similar entity is pending or, to the Knowledge of Company, threatened with respect to any material Taxes due from the Company or any Subsidiary or any material Tax Return filed by or relating to the Company or any Subsidiary. To the Knowledge of Company, no assessment of Tax is proposed or, based on existing facts and circumstances, is threatened against the Company or any Subsidiary or any of their respective Assets and Properties.

          (e) No election under any of Section 108, 338, or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to the Company or any Subsidiary or any of their Assets and Properties. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any Subsidiary or any of their Assets and Properties.

          (f) Neither the Company nor any Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method or has any application pending with any taxing authority requesting permission for any changes in any accounting method of any of them, and the IRS has not proposed any such adjustment or change in accounting method.

          (g) Neither the Company nor any Subsidiary has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of any material Taxes. The Company and its Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable Laws based upon information provided by such employees to the Company and its Subsidiaries.

     3.11 Litigation. Except as disclosed in the Filed SEC Documents or in Section 3.11 of the Disclosure Schedule, there are no actions, suits, investigations or proceedings pending or, to the Knowledge of Company, threatened that individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Company to perform its obligations under this Agreement or on the Business or Condition of the Company and its Subsidiaries, taken as a whole. There are no writs, judgments, decrees or similar orders of any court, regulator, arbitrator or governmental or administrative body outstanding against the Company or its Subsidiaries that individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole, and there are no injunctions or similar orders of any court, regulator, arbitrator or governmental or administrative body outstanding against the Company or its Subsidiaries which individually or in the aggregate have or would be reasonably likely to have a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole.

     3.12 Compliance With Laws. Except as disclosed in the Filed SEC Documents, neither the Company nor any Subsidiary is in violation of any term or provision of any Law or any writ, judgment, decree, injunction or similar order applicable to any of them or any of their respective Assets and Properties which violations, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole.

     3.13 Benefit Plans, ERISA.

          (a)  No Employee Pension Benefit Plan or Employee
     Welfare Benefit Plan constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer
     Plan").

          (b) No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Employee Pension Benefit Plan subject to Title IV of ERISA, whether or not waived.

          (c) To the Knowledge of the Company, there exists no "reportable event", within the meaning of Section 4043 of ERISA, with respect to any Employee Pension Benefit Plan subject to Title IV of ERISA which will have a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole.

          (d) Neither the Company nor any of its affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of any Employee Pension Benefit Plan subject to Title IV of ERISA or complete or partial withdrawal from any Multiemployer Plan which could have a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole. For purposes of this
     Section 3.13, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

          (e) To the Knowledge of the Company, no transaction or holding of any asset under or in connection with any Employee Pension Benefit Plan or Employee Welfare Benefit Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code which could have a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole.

          (f) Except as disclosed in Section 3.13(f) of the Disclosure Schedule, the Company has received a determination letter from the IRS with respect to each Employee Pension Benefit Plan intended to qualify under
     Section 401(a) of the Code and, to the Knowledge of the Company, no event has occurred since the date of such letter that would jeopardize the qualified status of such plan.

     3.14 Properties.  Except as disclosed in the Filed SEC
Documents:

          (a) each of the Company and its Subsidiaries has good and valid title, or valid leasehold rights in the case of leased property, to all real property and all material personal property owned or leased by it, free and clear of all Liens except Liens which, when viewed in the aggregate, are not material to the Business or Condition of the Company and its Subsidiaries, taken as a whole.

          (b) the Company and each of its Subsidiaries owns or has adequate rights to use (i) all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are used in and material to the conduct of its business, operations, or affairs, and
     (ii) all computer software, programs, and similar systems that are used in and material to the conduct of its business, operations, or affairs. To the Knowledge of the Company, neither the Company nor any Subsidiary is in conflict with or in violation or infringement of, nor has the Company or any Subsidiary received any notice of any conflict with or violation or infringement of or any claimed conflict with any asserted rights of any other Person with respect to any intellectual property or any computer software, programs, or similar systems used by them in the conduct of their business, operations or affairs which conflicts, violations or infringements, individually or in the aggregate, have or would be reasonably expected to have a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole.

     3.15 Contracts. Except as disclosed in Section 3.15 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has violated, breached or defaulted under any Contract or, with or without notice or lapse of time or both, would be in violation or breach of or default under any Contract, except for breaches, violations or defaults which, individually or in the aggregate do not have or would not reasonably be expected to have a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole. Except as disclosed in the Filed SEC Documents or in Section 3.15 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to or bound by any Contract that was not entered into in the ordinary course of business and consistent with past practice and the performance of which by the Company or any of the Subsidiaries or the failure to perform by the other party has or would reasonably be expected to have, individually or in the aggregate with the performance of or failure to perform pursuant to any other such Contracts, a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of the Subsidiaries is a party to or bound by any collective bargaining or similar labor Contract.

     3.16 Insurance Issued by Insurance Subsidiaries. Except as disclosed in the Filed SEC Documents:

          (a) No outstanding insurance or annuity Contract issued, reinsured, or underwritten by any Insurance
     Subsidiary entitles the holder thereof or any other
     Person to receive dividends, distributions, or other benefits based on the revenues or earnings of such Insurance Subsidiary or any other Person.

          (b) The underwriting standards utilized and ratings applied by each Insurance Subsidiary and, to the Knowledge of Company, by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with each Insurance Subsidiary conform in all material respects to the standards and ratings required pursuant to the terms of the applicable reinsurance, coinsurance, or other similar Contracts, if any.


          (c) To the Knowledge of the Company, no party to any material reinsurance, coinsurance, or other similar Contracts with any Insurance Subsidiary is so impaired as to materially and adversely affect its ability to perform its obligations under such Contract.


     3.17 Licenses and Permits. Except as disclosed in the Filed SEC Documents, the Company and each Subsidiary owns or validly holds all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments that are legally required for its business, operation, and affairs ("Licenses"); and all such Licenses are valid, binding, and in full force and effect except where the failure to own or validly hold any such License or for such License to be valid, binding and in full force and effect, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole.

     3.18 Actuarial Report. The Company has delivered to CCP II a true and complete copy of any actuarial reports prepared by independent actuaries with respect to any of the Company's Insurance Subsidiaries during the 12 month period ended April 15, 1994, and all attachments, addenda, supplements and modifications thereto (the "Actuarial Analyses"). To the Knowledge of the Company, at the time delivered, the policy information and experience data furnished by the Company to its independent actuaries in connection with the preparation of the Actuarial Analyses were accurate in all material respects.

     3.19 Opinion of Financial Adviser. The Company has provided CCP II with a signed copy of the opinion of Bear, Stearns & Co. Inc., dated on or prior to the date of this Agreement, received by the Company's Board of Directors in connection with the Merger.

     3.20 Brokers. Except with respect to Kemper Securities, Inc. and Bear, Stearns & Co. Inc., all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with CCP II, without the intervention of any Person on behalf of the Company in such manner as to give rise to any valid claim by any Person against CCP II, the Company or any Subsidiary for a finder's fee, brokerage commission, or similar payment.

     3.21 Proxy Statement. The Proxy Statement (other than the portions thereof containing information supplied for inclusion therein by CCP II, CCP II Acquisition or their representatives), at the time of filing with the SEC and of mailing to shareholders (a) will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (b) will comply in all material respects with the applicable rules and regulations prescribed by the SEC. The letter to shareholders, notice of meeting, proxy, form of proxy, or the information statement, as the case may be, to be distributed to shareholders in connection with the Merger, or any schedule required to be filed with the SEC and any other applicable regulatory authority in connection therewith are collectively referred to herein as the "Proxy Statement."

                           ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF CCP II AND CCP II ACQUISITION

     CCP II and CCP II Acquisition hereby represent and warrant to the Company as follows:

     4.1 Organization of CCP II and CCP II Acquisition. Each of CCP II and CCP II Acquisition is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization and has the requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. Each of CCP II and CCP II Acquisition is duly licensed, qualified, or admitted to do business in all jurisdictions in which the failure to be so licensed, qualified, or admitted and is in good standing, individually or in the aggregate with other such failures, has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of CCP II or CCP II Acquisition to perform its obligations under this Agreement or on the Business or Condition of CCP II or CCP II Acquisition.

     4.2 Authority of CCP II and CCP II Acquisition. The Board of Directors of CCP II Acquisition and CPMI have duly and validly approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by CCP II and CCP II Acquisition and the performance by each of CCP II and CCP II Acquisition of its obligations under this Agreement have been duly and validly authorized by all necessary partnership or corporate action on the part of CCP II and CCP II Acquisition, respectively. Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes a valid, and binding obligation of CCP II and CCP II Acquisition and is enforceable against CCP II and CCP II Acquisition in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar entity before which any proceeding therefor may be brought.

     4.3 Conflicts or Violations. The execution and delivery of this Agreement by CCP II and CCP II Acquisition do not, and the performance by CCP II and CCP II Acquisition of their respective obligations under this Agreement will not:

          (a) subject to obtaining the approvals contemplated by Sections 5.1 and 5.2 and 6.1 and 6.2 hereof, violate any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to CCP II or CCP II Acquisition except for such violations as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of CCP II or CCP II Acquisition to perform their respective obligations under this Agreement or have a material adverse effect on the Business or Condition of CCP II or CCP II Acquisition;

          (b) conflict with or result in a violation or breach of any of the terms, conditions, or provisions of the Agreement of Limited Partnership of CCP II or the certificate of incorporation of CCP II Acquisition;

          (c) result in the creation or imposition of any Lien upon CCP II or CCP II Acquisition or any of their respective Assets and Properties under any Contract to which CCP II or CCP II Acquisition is bound or any of their Assets and Properties are bound or affected, that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of CCP II or CCP II Acquisition to perform its obligations under this Agreement or on the Business or Condition of CCP II or CCP II Acquisition;

          (d) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which CCP II or CCP II Acquisition is a party or by which any of their respective Assets and Properties may be bound and as to which any such conflicts, violations, breaches, defaults, or rights individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of CCP II or CCP II Acquisition to perform its obligations under this Agreement or on the Business or Condition of CCP II or CCP II Acquisition; or

          (e) require CCP II or CCP II Acquisition to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person except (i) as contemplated in Section 6.1 or 6.2 hereof, (ii) or those which the failure to obtain, make, or give individually or in the aggregate with other such failures has or would reasonably be expected to have no material adverse effect on the validity or enforceability of this Agreement, on the ability of CCP II or CCP II Acquisition to perform its obligations under this Agreement or on the Business or Condition of CCP II or CCP II Acquisition.

     4.4 Litigation. There are no actions, suits, investigations, or proceedings pending against CCP II or CCP II Acquisition, or, to the Knowledge of CCP II, threatened, that individually or in the aggregate have or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of CCP II or CCP II Acquisition to perform its obligations under this Agreement or on the Business or Condition of CCP II or CCP II Acquisition.

     4.5 Financing. CCP II has or will have available on the Closing Date cash in an amount sufficient to consummate the Merger as contemplated hereby.

     4.6 No Regulatory Disqualifiers. To the Knowledge of CCP II, no event has occurred or condition exists or, to the extent it is within the control of CCP II, will occur or exist with respect to CCP II that, in connection with the Merger would cause CCP II or CCP II Acquisition to fail to satisfy on its face any applicable statute or written regulation of any applicable insurance regulatory authority.

     4.7 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by CCP II directly with the Company, without the intervention of any Person on behalf of CCP II in such manner as to give rise to any valid claim by any Person against the Company or any of the Subsidiaries for a finder's fee, brokerage commission, or similar payment.

     4.8 Proxy Statement. None of the information supplied by CCP II, CCP II Acquisition or their representatives for inclusion in the Proxy Statement will, at the time of filing with the SEC and of mailing to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                            ARTICLE V

                    COVENANTS OF THE COMPANY

     The Company covenants and agrees with CCP II that, at all times before the Closing, the Company will comply, and will cause its Subsidiaries to comply, with all covenants and provisions of this Article V, except to the extent CCP II may otherwise consent in writing.

     5.1 Regulatory and Other Approvals. Subject to the terms and conditions herein provided, the Company will, and will cause its

Subsidiaries to (a) subject to its fiduciary duties under applicable Law as determined by the Board of Directors in good faith after consultation with and based as to legal matters upon the advice of counsel or as otherwise provided in this Agreement, use reasonable efforts to obtain shareholder approval of this Agreement, (b) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to obtain all approvals required by any applicable Contract of the Company and its Subsidiaries to consummate the transactions contemplated hereby, (c) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to obtain all approvals, authorizations, and clearances of governmental and regulatory authorities required of the Company and its Subsidiaries to permit the Company to consummate the transactions contemplated hereby, (d) provide such other information and communications to such governmental and regulatory authorities as CCP II or such authorities may reasonably request, and (e) cooperate with CCP II in obtaining all approvals, authorizations, and clearances of governmental or regulatory authorities and others required of CCP II to consummate the transactions contemplated hereby, including without limitation any required approvals of the regulatory authorities in Alabama and Iowa.

     5.2 HSR Filings. The Company will (a) take promptly all actions necessary to make the filings required of the Company under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Company from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with CCP II in connection with CCP II's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

     5.3 Investigation by CCP II. Subject to any currently existing contractual and legal restrictions applicable to the Company, the Company will provide, and will cause its Subsidiaries to provide CCP II, its lenders, and their respective counsel, accountants, actuaries, and other representatives (collectively "Representatives") with reasonable access, upon reasonable notice and during normal business hours, to all facilities, officers, employees, accountants, actuaries, Assets and Properties, and Books and Records of the Company and its Subsidiaries and will furnish CCP II and such Representatives during such period with all such information and data (including without limitation copies of Contracts, Benefit Plans, and other Books and Records) concerning the business, operations, and affairs of the Company and its Subsidiaries as CCP II or any Representatives reasonably may request.

     5.4 No Negotiations, etc. (a) Subject to Subsection 5.4(b) below, the Company will not, and will not permit any Subsidiary and will use their reasonable best efforts to cause their respective officers, directors, employees and agents retained by the Company and its Subsidiaries not to (i) take, directly or indirectly, any action, except as permitted or required by this Agreement, to seek or encourage any offer or proposal from any Person relating to any acquisition, business combination or purchase of all or any significant portion of the Assets and Properties of (other than with respect to sales of investments in the ordinary course of business) or any direct or indirect equity interest in the Company or any of its Subsidiaries (a "Transaction"), or (ii) furnish or cause to be furnished any non-public information with respect to the Company or any Subsidiary to any Person relating to or concerning a Transaction. If the Company receives from any Person (other than CCP II or CCP II Acquisition) any bona fide offer, proposal, or informational request that it believes is subject to this Section 5.4, the Company will promptly deliver a copy, if such offer, proposal or request is in writing, or a summary of material terms, if such offer, proposal or request is oral, to CCP II.

     (b) In the event that, notwithstanding the compliance by the Company with subsection (a) above, an unsolicited offer, proposal or request for information relating to any merger, sale of assets, sale of shares of capital stock of the Company or any Subsidiary (an "Acquisition Proposal") from a Person other than CCP II is received by the Company while this Agreement remains in effect, the Company may directly or indirectly, furnish information and access to such Person and may participate in negotiations with such Person concerning the Acquisition Proposal if the Board of Directors determines in good faith after consultation with and based, as to legal matters, upon the advice of counsel, that failing to take such action would be a breach of its fiduciary duties under applicable law. If the Board of Directors determines in good faith after consultation with and based, as to legal matters, upon the advice of counsel that it would breach its fiduciary duties to the stockholders of the Company by not accepting such Acquisition Proposal and entering into a definitive agreement pursuant thereto, or modifying or withdrawing its recommendation of the Merger, then the Company may cancel and terminate this Agreement by delivering a written notice of such cancellation to CCP II, together with copies of the pertinent Acquisition Proposal, and paying or causing to be paid to CCP II, as liquidated damages and not as a penalty, the sum of $7,500,000, in immediately available funds, such payment to accompany the written notice delivered to CCP II.

     5.5 Conduct of Business. The Company will and will cause its Subsidiaries to conduct their business only in the ordinary course and consistent with past practice, except as otherwise provided in this Agreement or except as may be consented to in writing by CCP
II. Without limiting the generality of the foregoing, the Company will or will cause its Subsidiaries to:

          (a) use all reasonable efforts to (i) preserve intact its present business organization, reputation, and policyholder or customer relations (ii) keep available the services of its present key officers, directors, employees, agents, consultants, and other similar representatives, (iii) maintain all licenses, qualifications, and authorizations to do business in each jurisdiction in which it is so licensed, qualified, or authorized, (iv) maintain in full force and effect all Contracts, documents, and arrangements disclosed in the Filed SEC Documents which are materially beneficial to the Company, (v) maintain all of its Assets and Properties in good working order and condition, ordinary wear and tear excepted, (vi) continue all current marketing and selling activities relating to its business, operations, or affairs in accordance with its current marketing plan, and (vii) with respect to each Insurance Subsidiary, maintain the rating classification, or its equivalent, assigned as of the date hereof to it by A. M. Best Company, Inc.

          (b) not permit a material change in any applicable underwriting, investment, actuarial, financial reporting, accounting practice or policy or reserving method of the Company or any Significant Subsidiary or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes (including without limitation any practice, policy, assumption, or method relating to or affecting the determination of insurance or annuities in force, premium or investment income, reserve liabilities, or operating ratios with respect to expenses, losses, or lapses), except as may be required to conform with changes in SAP, GAAS or GAAP or as otherwise required by Law.

          (c) use all reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts existing on the date hereof.

     5.6  Financial Statements, Reports and SEC Filings.

          (a) As promptly as practicable after each calendar quarter and year ending between the date hereof and the Closing Date, the Company will deliver to CCP II true and complete copies of the following:

               (i)  the Annual Statement and Quarterly
          Statement filed by each Insurance Subsidiary for each year and quarter then ended; and

               (ii) presentations for American Life and Casualty Insurance Company reflecting, as of the end of each such quarter, the information of the type required by the line items set forth on pages 2, 3, 4, 4A, 5, 8, 9, 12, 12A, and 14 and on Schedules A through DB and S of the December 31, 1993 Annual Statement.

          (b) As promptly as practicable after the end of each month prior to the Effective Time, the Company shall furnish to CCP II (i) a production report, (ii) a schedule setting forth the information that would be included in the Schedule D for each Insurance Subsidiary in its Annual Statement and (ii) a general ledger trial balance.

          (c) As promptly as practicable between the date hereof and the Closing Date, the Company will deliver to CCP II true and complete copies of any and all filings made by the Company with the SEC.

     5.7 Investments. Each of the Company and its Subsidiaries will invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of its Assets and Properties, and any cash funds currently held by it, exclusively in cash equivalent assets or in short-term investments (consisting of United States government issued or guaranteed securities, or commercial paper rated A-1 or P-1), except (i) as otherwise required by Law, (ii) as required to provide cash (in the ordinary course of business and consistent with past practice) to meet its actual or anticipated obligations or (iii) in accordance with the investment policy of the Company or any Subsidiary in effect on the date hereof.

     5.8  Employee Matters.

          (a) Except as may be required by Law or in fulfilling its obligations under this Agreement, the Company will refrain, and will cause the Company and any of the Subsidiaries to refrain from, directly or indirectly:

               (i)  making any representation or
          promise, oral or written, to any Employee or former director, officer or employee of the Company or any subsidiary which is inconsistent with the terms of any Benefit
          Plan;

               (ii) making any change to, or amending in any way, the Contracts, salaries, wages, or other compensation of any Employee or any agent or consultant of the Company or any subsidiary whose annual compensation exceeds
          $75,000 other than routine changes or
          amendments that (a) are made in the ordinary course of business and consistent with past practice, (b) are required under existing
          Contracts or (c) do not and will not cause a material increase in benefits or compensation expense to the Company;

               (iii) adopting, entering into, amending, altering or terminating, partially or completely, any Benefit Plan or any election made pursuant to the provisions of any Benefit
          Plan, to accelerate any payments, obligations or vesting schedules under any Benefit Plan;
          or

               (iv) approving any general or company-
          wide pay increases for Employees other than in ordinary course of business consistent with past practice.

     5.9  No Charter Amendments.  Except as disclosed in Schedule
3.9 of the Disclosure Schedule, the Company will and will cause each of the Subsidiaries to refrain from amending its articles or certificate of incorporation or organization or by-laws and from taking any action with respect to any such amendment.

     5.10 No Issuance of Securities. The Company will and will cause each of the Subsidiaries to refrain from authorizing or issuing any shares of its capital stock or other equity securities or entering into any Contract or granting any option, warrant, or right calling for the authorization or issuance of any such shares or other equity securities, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issuing any options, warrants, or rights to purchase any such convertible securities (other than pursuant to the exercise of issued and outstanding Options or SARs or upon conversion of the Convertible Debentures or the Preferred Shares or pursuant to any existing Benefit Plan with an employee stock fund, dividend reinvestment plan or employee stock ownership feature or pursuant to the issuance or exercise of Options granted to the outside directors of the Company in accordance with the 1994 Stock Option Plan of the Company).

     5.11 No Dividends. Except for dividends paid on the preferred stock of the Company or its Subsidiaries issued and outstanding on the date hereof, in accordance with the terms of their respective certificates of designation, or as otherwise required to fund the current obligations of the Company or any of the Subsidiaries, the Company will and will cause each of the Subsidiaries to refrain from declaring, setting aside, or paying any dividend or other distribution in respect of its capital stock (not including surplus notes) and from directly or indirectly redeeming, purchasing, or otherwise acquiring any of its capital stock (not including surplus notes) or any interest in or right to acquire any such stock.

     5.12 No Disposal of Property. Except as otherwise expressly provided in this Agreement, the Company will and will cause each of the Subsidiaries to refrain from (a) disposing of any of its material Assets and Properties (other than investments disposed of in the ordinary course of business and in compliance with the investment policy of the Company in effect on the date hereof) and from permitting any of its material Assets and Properties to be subjected to any Liens, except to the extent any such disposition or any such Lien is made or incurred in the ordinary course of the business and consistent with past practice, (b) entering into any Contracts obligating it to administer the insurance operations of any other Person and (c) entering into any Contracts permitting any other Person to administer its insurance operations.

     5.13 No Breach or Default. The Company will and will cause each of the Subsidiaries to refrain from taking or failing to take any action which would make any of the representations and warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

     5.14 No Indebtedness. The Company will and will cause each of the Subsidiaries to refrain from (i) creating, incurring or assuming any long-term or short-term indebtedness or issuing any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice or pursuant to the terms of the Convertible Debentures or
(ii) guaranteeing or otherwise becoming liable for the obligations of any other Person except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries, taken as a whole.

     5.15 No Acquisitions. The Company will and will cause each of the Subsidiaries to refrain from acquiring (a) by merger, consolidation, or otherwise any other Person, or (b) all or substantially all of the Assets and Properties or capital stock or other equity securities of any other Person.

     5.16 Resignations of Directors. The Company will cause such members of the Boards of Directors of the Company and its Subsidiaries as are designated by CCP II in writing at least 5 days prior to the Closing Date to tender, effective at the Closing, their resignations from such Boards of Directors.

     5.17 Tax Matters. The Company will refrain and will cause each of its Subsidiaries to refrain from making, filing, or entering into (whether before or after the closing) any election, consent, or agreement with respect to any material tax liability of the Company.

     5.18 Appraisal Rights. The Company shall not settle or compromise any claim relating to a shareholder's appraisal rights under the Delaware Code prior to the Effective Time.

     5.19 The ESOP. The Company shall use its reasonable efforts to obtain, prior to the Effective Time, a determination from the IRS on the qualified status of the ESOP, as amended through December 31, 1993. Furthermore, the Company shall take such steps as may be necessary (including amending the ESOP and its related trust) to cause the Trustee of the ESOP and the Administrative Committee to (i) allocate the aggregate consideration received pursuant to Section 2.8 hereof with respect to shares of the capital stock of the Company (as described in Section 3.3 hereof) that were held in any Participant's (as such term is defined in the ESOP) ESOP account(s) immediately prior to the Effective Time to such Participant's ESOP account(s); (ii) use the aggregate consideration received pursuant to Section 2.8 hereof with respect to shares of the capital stock of the Company (as described in Section 3.3 hereof) that were held in the Loan Suspense Account (as such term is defined in the ESOP) immediately prior to the Effective Time to pay off the balance of the Acquisition Loan (as such term is defined in the ESOP) and interest owing thereon; (iii) allocate any excess of such aggregate consideration remaining after the Acquisition Loan is paid off solely among all Participants' accounts existing under the ESOP immediately prior to the Effective Time on a pro rata basis in accordance with the provisions of the ESOP regarding the allocation of trust earnings; and (iv) offer each ESOP Participant the opportunity to receive the vested portion of his account balances under the ESOP in a lump sum distribution as soon as practicable after the later of (x) such Participant's termination of employment following the Effective Time or (y) the date the amounts described herein have been allocated; provided, however, that the allocation described in (iii) above is contingent upon the receipt of a favorable determination letter from the IRS providing that such allocation will not adversely affect the qualified status of the ESOP, and provided, further, that if the Company or the Surviving Corporation does not receive such a favorable determination from the IRS, the Company (or if the Effective Time has occurred, the Surviving Corporation) shall take all such actions as may be necessary and appropriate to provide for such allocation without adversely affecting the qualified status of the ESOP, provided further, that if after taking all such actions as may be necessary and appropriate to provide for such allocation, the Company or the Surviving Corporation, as the case may be, is not able to obtain a favorable determination from the IRS providing that such allocation will not adversely affect the qualified status of the ESOP, the Company or the Surviving Corporation, as the case may be, shall take all such actions as may be necessary and appropriate to retain the qualified status of the ESOP. The provisions of this Section 5.19 are intended to be for the benefit of, and shall be enforceable by, each ESOP Participant and each ESOP Participant's heirs and assigns.

     5.20 Notice. The Company will notify CCP II promptly in writing of any event, transaction, or circumstance occurring after the date of this Agreement that causes or will likely cause any covenant or agreement of the Company under this Agreement to be breached, or that renders or will likely render untrue any representation or warranty of the Company contained in this Agreement.


                           ARTICLE VI

           COVENANTS OF CCP II AND CCP II ACQUISITION

     CCP II and CCP II Acquisition covenant and agree with the Company that, at all times before the Closing, CCP II and CCP II Acquisition will comply with all covenants and provisions of this
Article VI, except to the extent the Company may otherwise consent in writing.

     6.1 Regulatory and Other Approvals. Subject to the terms and conditions herein provided, CCP II and CCP II Acquisition will (a) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to obtain, all approvals, authorizations, and clearances of governmental and regulatory authorities required of CCP II and CCP II Acquisition to consummate the transactions contemplated hereby, including without limitation any required approvals of the regulatory authorities in Alabama and Iowa, (b) provide such other information and communications to such governmental and regulatory authorities as the Company or such authorities may reasonably request, and (c) cooperate with the Company and the Subsidiaries in obtaining all approvals, authorizations, and clearances of governmental or regulatory authorities required of the Company and the Subsidiaries to consummate the transactions contemplated hereby.

     6.2 HSR Filings. CCP II and CCP II Acquisition will (a) take promptly all actions necessary to make the filings required of CCP II and CCP II Acquisition or their Affiliates under the HSR Act,
(b) comply at the earliest practicable date with any request for additional information received by CCP II and CCP II Acquisition or their Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the Company in connection with the Company's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

     6.3 Notice. CCP II or CCP II Acquisition will notify the Company promptly in writing of any event, transaction, or circumstance occurring after the date of this Agreement that causes or will likely cause any covenant or agreement of CCP II or CCP II Acquisition under this Agreement to be breached, or that renders or will likely render untrue any representation or warranty of CCP II or CCP II Acquisition contained in this Agreement.

     6.4 Indemnification. (a) In the event of any threatened or actual claim, suit, proceeding or investigation, whether civil, criminal or administrative, in which any of the present or former directors, officers or employees or the trustee and the Administrative Committee of the ESOP (the "Indemnified Parties") of the Company or any of its Subsidiaries is, or is threatened to be, made a party by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Time (including, without limitation, the transactions contemplated by this Agreement), the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable law (and shall also advance expenses incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (ii) the Surviving Corporation will use its best efforts to assist in the vigorous defense of any such matter; provided that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this
Section 6.4(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation.

     (b) CCP II agrees that all rights to indemnification (including with respect to the advancement of expenses) for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the certificates of incorporation or by-laws of the Company or its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of three years following the Effective Time; provided, however, that all rights to indemnification in respect to any claim ("Claim") asserted or made within such period shall continue until disposition of such Claim.

     (c) CCP II will cause to be maintained for a period of not less than three years from the Effective Time of the Merger each of the Company's current directors' and officers' insurance and indemnification policy (the "D&O Insurance") and Pension and Welfare Fund and Fiduciary Responsibility insurance policy ("Fiduciary Insurance") to the extent that they provide coverage for events occurring prior to the Effective Time of the Merger, so long as the annual premium for each such policy would not be in excess of 200% of its last annual premium for each such policy paid prior to the date of this Agreement (the "Maximum Premium"). CCP II may, in lieu of maintaining such current policies as provided above, cause comparable coverage to be provided under another policy or policies so long as the material terms thereof are no less advantageous than the existing D&O Insurance or Fiduciary Insurance, as the case may be. If the existing D&O Insurance or Fiduciary Insurance as the case may be expires, is terminated or canceled during such three-year period, CCP II will use reasonable efforts to cause to be obtained as much D&O Insurance or Fiduciary Insurance, as the case may be, as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium for each such policy, on terms and conditions no less advantageous than the existing D&O Insurance or Fiduciary Insurance, as the case may be. The Company represents to CCP II that the Maximum Premium for the D&O Insurance is $349,000 and the Maximum Premium for the Fiduciary Insurance is $15,670.

     (d) The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each such Indemnified Party and each such Indemnified Party's heirs and representatives.

     6.5 Employment Continuation Agreements. (a) CCP II agrees and acknowledges that the consummation of the Merger shall constitute a "Change of Control of the Company" and the Effective Time shall be deemed the "Change Date" under each of the Employment Continuation Agreements set forth in the Filed SEC Documents and agrees that following the consummation of the Merger, it shall, and shall cause the Surviving Corporation to, satisfy and discharge the terms and provisions of the Employment Continuation Agreements, including the obligations resulting from such a Change of Control of the Company.

     (b) The provisions of Section 6.5(a) are intended to be for the benefit of, and shall be enforceable by the officers and employees party to such Employment Continuation Agreements and their respective heirs and representatives.

     6.6 Guarantee of Performance. CCP II hereby guarantees (i) the performance by CCP II Acquisition of its obligations under this Agreement (ii) the obligations of the Surviving Corporation to make the payments required by Article II hereof, subject to the terms and conditions of this Agreement and (iii) the indemnification obligations of the Surviving Corporation pursuant to Section 6.4.

     6.7 The ESOP. CCP II or CCP II Acquisition shall take such steps as may be necessary (including amending the ESOP and its related trust) to cause the Trustee of the ESOP and the Administrative Committee to (i) use the aggregate consideration received pursuant to Section 2.8 hereof with respect to shares of the capital stock of the Company (as described in Section 3.3 hereof) that were held in the Loan Suspense Account (as such term is defined in the ESOP) immediately prior to the Effective Time to pay off the balance of the Acquisition Loan (as such term is defined in the ESOP) and interest owing thereon; (ii) allocate any excess of such aggregate consideration remaining after the Acquisition Loan is paid off solely among all Participants' accounts existing under the ESOP immediately prior to the Effective Time on a pro rata basis in accordance with the provisions of the ESOP regarding the allocation of trust earnings; and (iii) offer each ESOP Participant the opportunity to receive the vested portion of his account balances under the ESOP in a lump sum distribution as soon as practicable after the later of (x) such Participant's termination of employment following the Effective Time or (y) the date the amounts described herein have been allocated; provided, however, that the allocation described in (ii) above is contingent upon the receipt of a favorable determination letter from the IRS providing that such allocation will not adversely affect the qualified status of the ESOP, and provided, further, that if the Surviving Corporation does not receive such a favorable determination from the IRS, the Surviving Corporation, if the Effective Time has occurred, shall take all such actions as may be necessary and appropriate to provide for such allocation without adversely affecting the qualified status of the ESOP, provided further, that if after taking all such actions as may be necessary and appropriate to provide for such allocation, the Surviving Corporation is not able to obtain a favorable determination from the IRS providing that such allocation will not adversely affect the qualified status of the ESOP, the Surviving Corporation shall take all such actions as may be necessary and appropriate to retain the qualified status of the ESOP. The provisions of this Section
6.7 are intended to be for the benefit of, and shall be enforceable by, each ESOP Participant and each ESOP Participant's heirs and assigns.

                           ARTICLE VII

   CONDITIONS TO OBLIGATIONS OF CCP II AND CCP II ACQUISITION

     The obligations of CCP II and CCP II Acquisition hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by CCP II and CCP II Acquisition).

     7.1 Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true as of the Closing Date as though such representations, warranties, and statements were made on and as of the Closing Date except to the extent such representations and warranties expressly relate to a date or dates other than the Closing Date; provided, however, that notwithstanding anything to the contrary contained in this Section 7.1, this Section 7.1 shall be deemed to be satisfied even if such representations and warranties are not true and correct unless the failure to be so true and correct would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole or on the ability of the Company to perform its obligations under this Agreement.

     7.2 Performance. The Company shall have performed and complied with in all material respects all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by the Company at or before the Closing, including those specifically referred to elsewhere in this Article VII.

     7.3 Officer's Certificates. The Company shall have delivered to CCP II and CCP II Acquisition a certificate, dated the Closing Date in form reasonably acceptable to CCP II and CCP II Acquisition and executed by the chief executive officer or chief financial officer of the Company, certifying (with respect to the Company and, as appropriate, the Company and the Subsidiaries) as to the fulfillment of the conditions set forth in Sections 7.1 and 7.2 hereof. In addition, the Company shall have delivered to CCP II a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of the Company, certifying that the Company has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the Board of Directors of the Company with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

     7.4 HSR Act Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR
Act shall have expired or been terminated.

     7.5 No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or governmental agency of competent jurisdiction restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

     7.6 Consents, Authorizations, etc. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the voting power of the Shares and Preferred Shares entitled to vote thereon in accordance with the Delaware Code and the Company's certificate of incorporation. All orders, consents, permits, authorizations, approvals, and waivers required to be obtained to permit CCP II to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and to permit CCP II Acquisition to acquire the Shares and the Preferred Shares pursuant to this Agreement (including without limitation any requisite action of the regulatory authorities in Alabama and Iowa, in each case without the material abrogation or material diminishment of the authority or license of the Company or any Significant Subsidiary or the imposition of restrictions upon the transactions contemplated hereby) shall have been obtained and shall be in full force and effect except where the failure to obtain or be in full force and effect would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the abilities of CCP II and CCP II Acquisition to perform their respective obligations hereunder or the Business or Condition of the Surviving Corporation after the Effective Time.

     7.7 Appraisal Shares. No more than 20% of the Shares (other than Shares held as treasury shares by the Company or held by any direct or indirect majority-owned subsidiary of the Company) shall have become Appraisal Shares.


                          ARTICLE VIII

              CONDITIONS TO OBLIGATIONS OF COMPANY

     The obligations of the Company hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company).

     8.1 Representations and Warranties. The representations and warranties made by each of CCP II and CCP II Acquisition in this Agreement shall be true as of the Closing Date as though such representations, warranties, and statements were made on and as of the Closing Date except to the extent such representations and warranties expressly relate to a date or dates other than the Effective Date; provided however, that notwithstanding anything to the contrary contained in this Section 8.1, this Section 8.1 shall be deemed to be satisfied even if such representations and warranties are not true and correct unless the failure to be so true and correct would be reasonably likely, individually or in the aggregate to have a material adverse effect on the ability of CCP II and CCP II Acquisition to perform their respective obligations hereunder.

     8.2 Performance. Each of CCP II and CCP II Acquisition shall have performed and complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by them at or before the Closing.

     8.3 Officer's Certificates. Each of CPMI and CCP II Acquisition shall have delivered to the Company a certificate, dated the Closing Date in form reasonably acceptable to Company and executed by the chief executive officer or the chief financial officer of CPMI and CCP II Acquisition, respectively, certifying as to the fulfillment of the conditions set forth in Sections 8.1 and
8.2 hereof, as applicable. In addition, each of CPMI and CCP II Acquisition shall have delivered to the Company a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of CPMI and CCP II Acquisition, respectively, certifying that it has duly and validly taken all action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, that it has duly and validly taken all corporate action necessary to authorize the acquisition of the Shares, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the respective Board of Directors of CPMI and CCP II Acquisition with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

     8.4 HSR Act Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR
Act shall have expired or been terminated.

     8.5 No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or governmental agency of competent jurisdiction restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

     8.6 Consents, Authorizations, etc. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the voting power of the Shares and the Preferred Shares entitled to vote thereon in accordance with the Delaware Code and the Company's certificate of incorporation. All orders, consents, permits, authorizations, approvals and waivers required to permit the Company to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect except where failure to obtain or be in full force and effect would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taken as a whole, or on the Company's ability to perform its obligations under this Agreement.

                           ARTICLE IX

                     SURVIVAL OF PROVISIONS

     9.1 Survival. The representations and warranties respectively required to be made by the Company, CCP II and CCP II Acquisition in this Agreement, or in any certificate, respectively, delivered by the Company or CCP II pursuant to Section 7.3 or
Section 8.3 hereof will not survive the Closing.


                            ARTICLE X

                           TERMINATION

     10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, upon notice by the terminating party to the other party:

          (a) pursuant to the provisions of Section 5.4(b) hereof;

          (b) at any time before the Closing, by mutual written agreement of the Company and CCP II;

          (c) at any time by the Company if any breach of any representation, warranty, covenant or agreement on the part of CCP II or CCP II Acquisition or if any representation or warranty of CCP II or CCP II Acquisition shall have become untrue, in either case such that the conditions set forth in Section 8.1 and 8.2 are incapable of being satisfied by December 31, 1994 (or as otherwise extended);

          (d) at any time by CCP II if any breach of any representation, warranty, covenant or agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue in either case such that the conditions set forth in Sections 7.1 and
     7.2 are incapable of being satisfied by December 31, 1994 (or as otherwise extended);

          (e) by either the Company or CCP II, upon a vote at a duly held meeting of the shareholders of the Company or any adjournment thereof, if any required approval of the shareholders shall not have been obtained or any permanent injunction or action by any court, arbitrator, governmental body or agency shall have become final and non-appealable; or

          (f) at any time after December 31, 1994, by the Company or CCP II, if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement (or any representation, warranty, covenant, or agreement included herein) by the party electing to terminate pursuant to this clause (d); provided, however, that either party may by notice to the other extend such date to March 31, 1995 if the only conditions to Closing not satisfied as of December 31, 1994 are those set forth in Sections 7.4, 7.6, 8.4 or 8.6 hereof.

     10.2 Effect of Termination. Except as set forth in Section 5.4(b) hereof, if this Agreement is validly terminated pursuant to
Section 10.1 hereof, this Agreement will thereupon become null and void, and there will be no Liability on the part of the Company or CCP II (or any of their respective officers, directors, employees, agents, consultants, or other representatives), except that (a) the provisions relating to confidentiality in Section 12.4 hereof will continue to apply following any such termination and (b) any such termination shall be without prejudice to any claim which either party may have against the other for willful breach of this Agreement (or any representation, warranty, covenant, or agreement included herein).


                           ARTICLE XI

                             NOTICES

     11.1 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered, telecopied or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

     If to the Company, to:

          The Statesman Group, Inc.
          1400 Des Moines Building
          Des Moines, Iowa  50309
          Attention:  David J. Noble
          Telephone:  (515) 284-7505
          Telecopy:  (515) 242-3208
          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom
          333 West Wacker Drive
          Chicago, Illinois  60606
          Attention:  Wayne W. Whalen
          Telephone:  (312) 407-0600
          Telecopy:  (312) 407-0411

     If to CCP II, to:

          Conseco Capital Partners II, L.P.
          11825 N. Pennsylvania Street
          Carmel, Indiana  46032
          Attention:  Lawrence W. Inlow, Esq.
          Telephone:  (317) 573-6163
          Telecopy:  (317) 573-6327

     If to CCP II Acquisition, to:

          CCP II Acquisition Company
          11825 N. Pennsylvania Street
          Carmel, Indiana  46032
          Attention:  Lawrence W. Inlow, Esq.
          Telephone:  (317) 573-6163
          Telecopy:  (317) 573-6327

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article XI will, if delivered personally, be deemed given upon delivery, will, if delivered by telecopy, be deemed delivered when confirmed and will, if delivered by mail in the manner described above, be deemed given on the third Business Day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.


                           ARTICLE XII

                          MISCELLANEOUS

     12.1 Entire Agreement. Except for documents executed by the Company, CCP II and CCP II Acquisition pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto, the Disclosure Schedule, and other Contracts and documents delivered in connection herewith) and the Confidentiality Agreement contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     12.2 Expenses. Except as otherwise expressly provided in this Agreement, each of the Company, CCP II and CCP II Acquisition will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

     12.3 Public Announcements. At all times at or before the Closing, the Company and CCP II will each consult with the other before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement, or release to be made solely on behalf of a party. If the Company and CCP II are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the opinion of legal counsel to a party, required by Law or the rules and regulations of any applicable stock exchange or may be appropriate in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement, or release. Any such report, statement, or release approved or permitted to be made pursuant to this Section 12.3 may be disclosed or otherwise provided by the Company or CCP II to any Person, including without limitation to any employee or customer of either party hereto and to any governmental or regulatory authority.

     12.4 Confidentiality. Each of the Company and CCP II will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents, consultants, and other representatives to hold, in strict confidence, all confidential documents and confidential or proprietary information concerning the other party furnished to it by the other party or such other party's officers, directors, employees, agents, consultants, or representatives in connection with this Agreement or the transactions contemplated hereby on the terms and conditions consistent with the terms and conditions contained in the Confidentiality Agreement.

     12.5 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof; such waiver must be in writing and must be executed by the Chairman of the Board, chief executive officer, chief financial officer, general counsel, or chief operating officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement, or by Law or otherwise afforded, will be cumulative and not alternative.

     12.6 Amendment. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all parties hereto.

     12.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

     12.8 No Third Party Beneficiary. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

     12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

     12.10 Binding Effect. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and assignees.

     12.11 Assignment Limited. Except as otherwise provided herein, this Agreement or any right hereunder or part hereof may not be assigned by any party hereto without the prior written consent of the other party hereto.

     12.12 Headings, Gender, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (e) all references to "dollars" or "$" refer to currency of the United States of America.

     12.13 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of the Company or CCP II under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Company, CCP II and CCP II Acquisition effective as of the date first written above.

                              CONSECO CAPITAL PARTNERS II, L.P.
                              By:  CONSECO PARTNERSHIP
                                   MANAGEMENT, INC., its
                                   sole general partner


                               By: /s/ ROLLIN M. DICK
                                   -------------------
                                   Rollin M. Dick,
                                   Executive Vice President


                              CCP II ACQUISITION COMPANY


                                By: /s/ ROLLIN M. DICK
                                    ------------------
                                   Rollin M. Dick,
                                   Executive Vice President


                              THE STATESMAN GROUP, INC.


                                By: /s/ DAVID J. NOBLE
                                    ------------------
                                   David J. Noble,
                                   Chairman of the Board, President
                                     and Chief Executive Officer

                                                        Exhibit A

                      DEFINITIONS OF TERMS

     "Acquisition Proposal" shall have the meaning ascribed to it in Section 5.4(b) of this Agreement.

     "Actuarial Analyses" shall have the meaning ascribed to it in
Section 3.18 of this Agreement.

     "Adjustment" shall have the meaning ascribed to it in Section 2.9(c) of this Agreement.

     "Adjustment Event" shall mean any event or occurrence that would give rise to an Adjustment.

     "Adjustment Notice" shall have the meaning ascribed to it in
Section 2.9(e) of this Agreement.

     "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the Person specified.

     "Agreement" shall mean this Agreement and Plan of Merger, together with the exhibits attached hereto and the Disclosure
Schedule.

     "Annual Statement" shall mean any annual statement of an Insurance Subsidiary filed with or submitted to the regulatory authority in the state in which it is domiciled on forms prescribed or permitted by such authority.

     "Appraisal Share" shall have the meaning ascribed to it in
Section 2.10 of this Agreement.

     "Assets and Properties" shall mean all assets or properties of every kind, nature, character, and description (whether real, personal, or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed, or otherwise, and wherever situated) as now operated, owned, or leased by a specified Person, including without limitation cash, cash equivalents, securities, accounts and notes receivable, real estate, equipment, furniture, fixtures and insurance or annuities in force.

     "Benefit Plans" shall mean all Employee Pension Benefit Plans, all Employee Welfare Benefit Plans, all stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, and other stock plans (whether qualified or non-qualified), and all other pension, welfare, severance, retirement, bonus, deferred compensation, incentive compensation, insurance (whether life, accident and health, or other and whether key man, group, workers compensation, or other), profit sharing, disability, thrift, day care, legal services, leave of absence, layoff, and supplemental or excess benefit plans, and all other benefit Contracts, arrangements, or procedures having the effect of a plan, in each case existing on or before the Closing Date under which the Company or any Subsidiary is or may hereafter become obligated in any manner (including without limitation obligations to make contributions or other payments) and which cover some or all of the Employees or former directors, officers or employees of the Company or any Subsidiary; provided, however, that such term shall include severance benefit programs but shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including without limitation sick leave, vacation, and (b) directors and officers liability insurance.
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     "Books and Records" shall mean all accounting, financial
reporting, Tax, business, marketing, corporate, and other files, documents, instruments, papers, books, and records of a specified Person, including without limitation financial statements, budgets, projections, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, stock transfer ledgers, Contracts, franchises, permits, agency lists, policyholder lists, supplier lists, reports, computer files, retrieval programs, operating data or plans, and environmental studies or plans.

     "Business Day" shall mean a day other than Saturday, Sunday, or any day on which the principal commercial banks located in New
York are authorized or obligated to close under the Laws of New
York.

     "Business or Condition" shall mean the business, financial condition, results of operations, of a specified Person.

     "Cash Merger Consideration" shall have the meaning ascribed to it in Section 2.8 of this Agreement.

     "CCP II" shall have the meaning ascribed to it in the preamble of this Agreement.

     "CCP II Acquisition" shall have the meaning ascribed to it in the preamble of this Agreement.

     "Closing" shall mean the closing of the transactions contemplated by this Agreement.

     "Closing Date" shall mean (a) the date upon which the Effective Time occurs, or (b) such other date as CCP II and Company may mutually agree upon in writing.

     "Code" shall mean the Internal Revenue Code of 1986, as amended (including without limitation any successor code), and the rules and regulations promulgated thereunder.

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

     "Committee" shall have the meaning ascribed to it in Section
2.9(i) of this Agreement.

     "Company" shall have the meaning ascribed to it in the preamble of this Agreement.

     "Company Litigation" shall have the meaning ascribed to it in
Section 2.9(c) of this Agreement.

     "Confidentiality Agreement" means the confidentiality agreement dated April 22, 1994, by and between Conseco, Inc. and the Company.

     "Constituent Corporations" shall have the meaning ascribed to it in the preamble of this Agreement.

     "Contingent Payment Right" shall have the meaning ascribed to it in Section 2.8 of this Agreement.

     "Contract" shall mean any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, insurance policy, annuity, or other contract or commitment.

     "Control" (and its derivative terms "Controlled" "Controls", etc.) shall mean the ability to determine the actions and decisions of another Person, whether by ownership of Voting Securities, the ability to elect a majority of the Board of Directors or other managing board or committee, management contract, or otherwise.

     "Costs and Expenses" shall have the meaning ascribed to it in
Section 2.9(c) of this Agreement.

     "Convertible Debentures" shall mean the Company's 6 1/4%
Convertible Subordinated Debentures due 2003, issued pursuant to the Indenture, dated as of April 21, 1993, between the Company and Boatmen's Trust Company, as trustee.

     "CPMI" shall have the meaning ascribed to it in the preamble of this Agreement.

     "Disbursing Agent" shall have the meaning ascribed to it in
Section 2.13 of this Agreement.

     "Disbursing Agent Agreement" shall have the meaning ascribed to it in Section 2.13 of this Agreement.

     "Disclosure Schedule" shall mean the bound record dated as of the date of this Agreement furnished by the Company to CCP II, and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.
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

     "Effective Time" shall have the meaning ascribed to it in
Section 2.2 of this Agreement.

     "Employee" shall mean any present officer, director or employee, of the Company or any Subsidiary.

     "Employee Pension Benefit Plan" shall mean each employee pension benefit plan (whether or not insured), as defined in
Section 3(2) of ERISA which is or was in existence on or before the Closing Date and to which the Company or any of the Subsidiaries is or would hereafter become obligated in any manner as an employer.

     "Employee Stock Ownership Plan" shall mean any defined contribution plan which is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code.

     "Employee Welfare Benefit Plan" shall mean each employee welfare benefit plan (whether or not insured), as defined in
Section 3(1) of ERISA, which is or was in existence on or before the Closing Date and to which the Company or any of the Subsidiaries is or would hereafter become obligated in any manner as an employer.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" shall mean any Person under common Control
(as defined in Section 414 of the Code) with the Company or any of the Subsidiaries.

     "ESOP" shall mean "The Statesman Group, Inc. Employee Stock
Ownership Plan and Trust (a Stock Bonus Plan)," effective January
1, 1989, as amended, including "The Statesman Group, Inc. Leveraged
ESOP."

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Filed SEC Documents" shall mean all of the SEC Documents filed and publicly available prior to the date of this Agreement.

     "Final Litigation Resolution" shall have the meaning ascribed to it in Section 2.9(g).

     "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period, except as disclosed in the notes to the Company's financial statements.

     "GAAS" shall mean generally accepted actuarial standards.
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
     "HSR Act" shall mean Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

     "Indemnified Parties" shall have the meaning ascribed to it in
Section 6.4(a).

     "Insurance Subsidiary" means each Subsidiary of the Company which is organized, qualified, or licensed as a company authorized to conduct the business of underwriting, issuing or reinsuring insurance policies.

     "IRS" shall mean the United States Internal Revenue Service or any successor agency.

     "Knowledge of CCP II" means the actual knowledge of any officer of CPMI.

     "Knowledge of Company" means the actual knowledge of any one or more of any officer of the Company or any Significant
Subsidiary.

     "Laws" shall mean all laws, statutes, ordinances and regulations, having the effect of law of the United States of America, or any state, commonwealth, city, municipality, court, tribunal, agency, governmental agency or authority, arbitrator, or instrumentality thereof.

     "Liabilities" shall mean all debts, obligations, and other liabilities of a Person (whether absolute, accrued, contingent, fixed, or otherwise, or whether due or to become due) which are recognized as liabilities in accordance with SAP or GAAP.

     "Licenses" shall have the meaning ascribed to it in Section
3.19 of this Agreement.

     "Lien" shall mean any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, charge, or other encumbrance of any kind, or any conditional sale Contract, title retention Contract, or other Contract to give or to refrain from giving any of the foregoing other than Permitted Encumbrances.

     "1988 Series I Preferred Shares" shall have the meaning ascribed to it in Section 3.3 of this Agreement.

     "1988 Series II Preferred Shares" shall have the meaning ascribed to it in Section 3.3 of this Agreement.

     "1987 Series Preferred Shares" shall have the meaning ascribed to it in Section 2.8 of this Agreement.
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

     "1976 Series Preferred Shares" shall have the meaning ascribed to it in Section 2.8 of this Agreement.

     "Litigation Resolution" shall have the meaning ascribed to it in Section 2.9(g) of this Agreement.

     "Neutral Auditors" shall have the meaning ascribed to it in
Section 2.9(f) of this Agreement.

     "Note" shall have the meaning ascribed to it in Section 2.9(a) of this Agreement.

     "Note Trust Agreement" shall have the meaning ascribed to it in Section 2.9(a) of this Agreement.

     "Option" shall mean any option to purchase shares of the common capital stock of the Company which has been granted to officers, employees or directors of the Company and remains outstanding immediately prior to the Effective Time.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA.

     "Partial Litigation Resolution" shall have the meaning ascribed to it in Section 2.9(g).

     "Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under worker's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Company or any of its Affiliates is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of Company or any of its Affiliates; (v) workers', mechanics', suppliers', carriers', warehousemen's or other similar liens arising in the ordinary course of business, not yet due and payable; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which Company or any of its Affiliates is a party; (vii) pledges or deposits effected by Company as a condition to obtaining or maintaining any License of such Person; (viii) any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; and (ix) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates.
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
     "Permitted Investments" shall have the meaning ascribed to it in Section 2.13(a) of this Agreement.

     "Person" shall mean any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority, or business organization.

     "Preferred Shares" shall have the meaning ascribed to it in
Section 3.3 of this Agreement.

     "Principal Balance" shall have the meaning ascribed to it in
Section 2.9(c) of this Agreement.

     "Principal Payment" shall have the meaning ascribed to it in
Section 2.9(g).

     "Proceeds" shall have the meaning ascribed to it in Section
2.9(g) of this Agreement.

     "Proposed Adjustment" shall have the meaning ascribed to it in
Section 2.9(e) of this Agreement.

     "Proxy Statement" shall have the meaning ascribed to it in
Section 3.21 of this Agreement.

     "Quarterly Statement" shall mean any quarterly statement of an Insurance Subsidiary filed with or submitted to the regulatory authority in the state in which it is domiciled on forms prescribed or permitted by such authority.

     "Real Estate" means all real property and interests therein, including without limitation leasehold interests, owned or held at any time by the Company or any Subsidiary or nominee thereof.

     "Recovery Amount" shall have the meaning ascribed to it in
Section 2.9(c) of this Agreement.

     "Representative" shall have the meaning ascribed to it in
Section 5.3 of this Agreement.

     "Reserve Amounts" shall have the meaning ascribed to it in
Section 2.9(g) of this Agreement.

     "Resolution Period" shall have the meaning ascribed to it in
Section 2.9(e) of this Agreement.

     "Rights Holders" shall have the meaning ascribed to it in
Section 2.9(a) of this Agreement.
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
     "SAP" shall mean the accounting practices prescribed or permitted by the regulatory authority in the state in which each Insurance Subsidiary is domiciled, as the case may be, consistently applied throughout the specified period and in the immediately prior comparable period.

     "SAP Statements" shall mean the Annual Statements and Quarterly Statements prepared in accordance with SAP and delivered to CCP II pursuant to this Agreement.

     "SAR" shall mean any stock appreciation right on the common capital stock of the Company which has been granted to certain officers and key employees of the Company and remains outstanding immediately prior to the Effective Time.

     "SEC" shall mean the Securities and Exchange Commission or any successor agency.

     "SEC Documents" shall mean all reports, schedules, forms, statements and other documents required to be filed with the SEC under the Securities Act or Exchange Act.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Shares" shall have the meaning ascribed to it in Section 3.3 of this Agreement.

     "Significant Subsidiary" shall mean any of the Subsidiaries which falls within the meaning of Section 1-02 of Regulation S-X promulgated by the SEC.

     "Subsidiaries" shall mean all subsidiaries of the Company as of the date hereof, including those listed in Section 3.4 of the Disclosure Schedule.

     "subsidiary" shall mean each of those Persons, regardless of jurisdiction of organization, of which another Person, directly or indirectly through one or more subsidiaries, Controls securities having more than 50% of the voting power of such Person (without giving effect to any contingent voting rights).

     "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or Liabilities, including without limitation income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, Phase III, and franchise taxes imposed by the United States of America or any state, local, or foreign government, or any subdivision, agency, or other similar Person of the United States or any such government; and such term shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.
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
     "Tax Returns" shall mean any report, return, or other information required to be supplied to a taxing authority in connection with Taxes.

     "Transaction" shall have the meaning ascribed to it in Section
5.4 of this Agreement.

     "Trustee" shall have the meaning ascribed to it in Section
2.9(a) of this Agreement.